An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The Company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the Company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED JULY 17, 2020

Knightscope, Inc.

1070 Terra Bella Avenue

Mountain View, CA 94043

https://knightscope.com/

UP TO 3,000,000 SHARES OF SERIES S PREFERRED STOCK

CONVERTIBLE INTO SHARES OF CLASS A COMMON STOCK

MINIMUM INDIVIDUAL INVESTMENT: 50 Shares ($500)

SEE “SECURITIES BEING OFFERED” AT PAGE 33

Common Stock	Price to Public	Underwriting Discount and Commissions *	Proceeds to Issuer Before Expenses
Price Per Share	$10.00	$0.65	$9.35
Total Maximum	$30,000,000	$1,950,000	$28,050,000

* The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 6.5% to StartEngine Primary on sales of the Series S Preferred Stock. See “Plan of Distribution” on page 39 for details of compensation payable in connection with the offering.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $140,000, not including commissions or state filing fees.

The Company has engaged PrimeTrust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and may hold a series of closings on a rolling basis at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company in its sole discretion. After each closing, funds tendered by investors will be available to the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately,   _____, 2020.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

1

In this Offering Circular, the term Knightscope,” “we,” “us,” “our,” or “the Company” refers to Knightscope, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT, “ASSUME” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

Knightscope, Inc. was founded in Mountain View, California in April 2013 and has since developed revolutionary Autonomous Data Machines (“ADMs”) with real-time on-site data collection and analysis and an interface, primarily through funding from both strategic and private investors. Knightscope currently offers three products: (1) the K5 ADM (“K5”) for outdoor usage, (2) the K3 ADM (“K3”) for indoor usage, and (3) the K1 ADM (“K1”) for stationary usage indoors or outdoors. The Company also provides access to the Knightscope Security Operations Center (“KSOC”) to all of its customers, a browser-based interface that allows customers real time data access. The Company works continuously to improve and upgrade the ADMs and KSOC, and their precise specifications may change over time.

The first version of the Company’s flagship K5 was completed in December 2013 and the first version of the K3 was completed in June 2016. The Company began producing the first K1 units during March 2018. The initial proof-of-concept for Knightscope’s products and services occurred in May 2015 and we received our first paid order in June 2015. Currently, the Company operates on a Machine-as-a-Service (“MaaS”) business model. Since June 2016, we have recognized recurring monthly revenues averaging between $4,200-$8,400 per ADM per month, which includes the ADM rental as well as setup, configuration, maintenance, service, support, data transfer, KSOC access, charging system and unlimited software, firmware and select hardware upgrades when and if available. Pricing is subject to change.

Our current primary focus is on the deployment and marketing of our core technologies. We are also working on the development and eventual production of the K7 ADM (“K7”) for multi-terrain outdoor usage, which will be built on a four-wheel architecture and have the capability to operate in more difficult environments.

We continue to generate customer orders and our production of machines is currently conducted out of our corporate headquarters located in Mountain View, California. The Company has over 9,000 investors, including 4 major corporations, and has raised over $40 million since inception having built its technology stack from scratch.

The Offering

Securities offered	Maximum of 3,000,000 shares of Series S Preferred Stock (the “Shares”), convertible into shares of Class A Common Stock at a ratio of 1:1, which conversion ratio is subject to further adjustment as described in the section titled “Convertible Promissory Notes and Series S Preferred Stock Warrants, and the Related Conversion of Certain Series m-3 Preferred Stock into Series m-4 Preferred Stock” below .

Class B Common Stock outstanding before the Offering (1)	10,189,000 shares

Class A Common Stock outstanding before the Offering (1)	0

Series A Preferred Stock outstanding before the Offering	8,936,015 shares

Series B Preferred Stock outstanding before the Offering	4,653,583 shares

Series m Preferred Stock outstanding before the Offering	5,339,215 shares

Series m-2 Preferred Stock outstanding before the Offering	1,660,756 shares

Series m-3 Preferred Stock outstanding before the Offering	16,757 shares

Series m-4 Preferred Stock outstanding before the Offering	1,432,786 shares

Series S Preferred Stock outstanding before the Offering	1,780,449 shares

Use of proceeds	The net proceeds of this offering will be used to for working capital and growth capital purposes, including increasing sales and optimizing production of our ADMs. The details of our plans are set forth in “Use of Proceeds.”

(1) Does not include shares issuable upon the conversion of convertible notes, the exercise of options issued under the 2014 Equity Incentive Plan, shares allocated for issuance pursuant to the 2014 Equity Incentive Plan and the 2016 Equity Incentive Plan or outstanding warrants.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are an early stage company and have not yet generated any profits or significant revenues.
•	We may not be able to continue to operate the business if we are not successful in securing significant additional fundraising in a short timeframe and, as a result, we may not be able to continue as a going concern.
•	The Company relies on rolling closes of equity infusions for its financings which may pose a risk to having sufficient capital on hand at any point in time.
•	The Company has a history of losses and expects to experience future losses. In order to continue operations despite these losses, the Company has financed itself through debt and equity offerings, which included the collateralization of the majority of its ADMs.
•	The Company has a limited operating history by which performance can be gauged.

•	The Company is subject to potential fluctuations in operating results.

•	The Company’s future operating results are difficult to predict and may be affected by a number of factors, many of which are outside of the Company’s control.
•	Unanticipated obstacles may hinder the execution of the Company’s business plan.
•	We have a limited number of deployments, and limited market acceptance of our products could harm our business.
•	We cannot assure you that we will effectively manage our growth.
•	Our costs may grow more quickly than our revenues, harming our business and profitability.
•	We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Therefore, your ownership interest in the Company is likely to continue to be diluted and subordinated.
•	All of our assets, possibly including our intellectual property, may be pledged as collateral to a lender.
•	The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.
•	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.
•	Our financial results will fluctuate in the future, which makes them difficult to predict.
•	We may face additional competition.
•	Our ability to operate and collect digital information on behalf of our clients is dependent on the privacy laws of jurisdictions in which our ADMs operate, as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets.
•	We have limited experience in operating our ADMs in a variety of environments and increased interactions may lead to collisions, possible liability and negative publicity.
•	In connection with the audit of our financial statements for the year ended December 31, 2019, our independent auditor identified material weaknesses in our internal control over financial reporting related to certain corporate finance and accounting oversight, which were primarily the result of the lack of sufficient and competent accounting and finance resources. Our failure to implement and maintain effective internal control over financial reporting may in the future result in material misstatements in our financial statements, which has and could in the future require us to restate financial statements, cause investors to lose confidence in our reported financial information and could have an adverse effect on our ability to fundraise.
•	We realized a gross and net loss for each period since our inception to date, and there can be no assurances that the Company will become profitable in the future.
•	The private security industry is undergoing structural changes in technology and services.
•	The Company is controlled by its officers and early stage investors.
•	Our results of operations may be negatively impacted by the coronavirus outbreak.
•	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business, including the novel COVID-19 outbreak.
•	The Company will not be solvent after December 2020 without additional fundraising and therefore is dependent on the proceeds of this offering and we may need to seek additional funds if the full offering amount is not raised.
•	The offering price for the Shares has been determined by the Company rather than any of the investors.
•	An investment in the Shares is not a diversified investment.
•	The holders of the Shares may be further diluted by, or your liquidation preference may become junior to, concurrent or subsequent offerings of the Company’s capital stock or convertible debt.
•	Subsequent offerings or potential recapitalizations of the Company’s capital stock below the offering price or on terms better than the Shares may adversely affect the market price of the Company’s capital stock and may make it difficult for the Company to continue to sell Shares or other equity or debt securities.
•	The Company may apply the proceeds of this offering to uses for which you may disagree.
•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.
•	There is no current market for any of our shares of stock.

RISK FACTORS

The Commission requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Selected Risks Related to the Business

We are an early stage company and have not yet generated any profits or significant revenues.

The Company was formed in 2013 and made its first pilot sales in 2015. Accordingly, the Company has a limited history upon which to evaluate its performance and future prospects. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the Company makes significant investments in research, development and product opportunities, and reacts to developments in its market, including purchasing patterns of customers, and the entry of competitors into the market. We will only be able to pay dividends on any shares once our board of directors determines that we are financially able to do so. The Company has incurred a net loss and generated limited revenues since inception. We cannot assure you that we will be profitable in the next several years or generate sufficient revenues to pay dividends to the holders of the shares or meet our debt servicing and payment obligations.

We may not be able to continue to operate the business if we are not successful in securing additional fundraising in a short timeframe and, as a result, we may not be able to continue as a going concern.

We are dependent on additional fundraising in order to sustain our ongoing operations. As of July 17, 2020, the Company had cash on hand of approximately $3.5 million. The Company has projected operating losses and negative cash flows of approximately $600,000 per month for the next several months. Without additional fundraising, typically and historically conducted on a rolling close basis, the Company will not be solvent after December 2020. As a result of our recurring losses from operations, negative cash flows from operating activities and the need to raise additional capital, our independent auditor included an emphasis of matter paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in its report on our audited financial statements for the year ended December 31, 2019. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. There can be no assurance that the Company will be successful in raising funds in this offering, or acquiring additional funding at levels sufficient to fund its future operations beyond the current cash runway. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its platforms, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

The Company relies on rolling closes of equity infusions for its financings which may pose a risk to having sufficient capital on hand at any point in time.

The Company relies on rolling closes of equity financings to maintain adequate working capital. If we are unable to raise enough money in this offering and in subsequent closes of equity financings, we will have insufficient working capital to pay the costs needed for us to continue operations.

The Company has a history of losses and expects to experience future losses. In order to continue operations despite these losses, the Company has financed itself through debt and equity offerings, which included the collateralization of the majority of its ADMs.

We have incurred net losses since our inception, and we expect to continue to incur net losses in the future. To date, we have funded our operations from the sale of equity and debt securities, by means of credit facilities as well as by the financing arrangement under which we collateralized fifty (50) ADMs. The financing arrangement that was entered into in February 2019 was a one-time arrangement pursuant to which we were able to obtain cash up front in exchange for the sale of a large portion of our machines, and we are not able to continue to use this method of financing in the future, since the majority of our machines have already been fully collateralized. We expect to continue to increase operating expenses as we implement our business strategy, which include development, sales and marketing, and general and administrative expenses and, as a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future. We will need to generate significant revenues to achieve profitability. There can be no assurance that we will ever generate sufficient revenues to achieve profitability. If we do achieve profitability in some future period, we cannot assure you that we can sustain profitability on a quarterly or annual basis in the future. In addition, we may not achieve profitability before we have expended the proceeds to be raised in this offering. If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations or cannot be adjusted accordingly, our business, operating results and financial condition will be materially and adversely affected.

The Company has a limited operating history by which performance can be gauged.

Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties encountered by companies in our stage of development. Further, our industry is characterized by rapid technological change, changing customer needs, evolving industry standards and frequent introduction of new products and services. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, our operating results will be harmed.

The Company is subject to potential fluctuations in operating results.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate significantly. We spend substantial amount of time, effort and money in our sales efforts without any assurance that our efforts will produce any revenue and the timing of our revenue is difficult to predict. Our sales efforts involve educating our customers about the use and benefit of our new products, including their technical capabilities and potential cost savings to the customers. Customers typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle. In addition, product purchases are frequently subject to budget constraints, regulatory and administrative approvals, and other delays. If sales expected from a specific customer for a particular quarter are not realized in that quarter or at all, our business, operating results and financial condition could be materially and adversely affected.

The Company’s future operating results are difficult to predict and may be affected by a number of factors, many of which are outside of the Company’s control.

The market for advanced physical security technology is relatively new and unproven and is subject to a number of risks and uncertainties. The industry is characterized by rapid change, new and complex technology and intense competition. Our ability to gain market share depends upon our ability to satisfy customer demands, enhance existing products and services and develop and introduce new products and services. Our ability to gain market share also depends on a number of factors beyond our control, including the perceived value associated with our products and services, the public’s perception of the use of robots to perform tasks traditionally reserved for humans, and our customers’ acceptance that security services can be performed more efficiently and cost-effectively through the use of our products and ancillary services. If any of these factors turns against us, our future operating results could be materially and adversely affected.

Unanticipated obstacles may hinder the execution of the Company’s business plan.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated obstacles may occur subsequent to the date of this offering, including:

•	Our failure to maintain and grow the client base;

•	Our clients may suffer downturns, financial instability or be subject to mergers or acquisitions;

•	Our failure to develop and introduce new products;

•	Adverse changes affecting our suppliers and other third-party service providers;

•	Adverse litigation judgments, settlements, or other litigation-related costs; and

•	Adverse changes in business or macroeconomic conditions including regulatory changes.

The occurrence of any of these unanticipated obstacles will hinder the execution of our business plan and adversely affect our operating results.

We have a limited number of deployments, and limited market acceptance of our products could harm our business.

The market for advanced physical security technology is relatively new and unproven and is subject to a number of risks and uncertainties. The numbers, types and locations of ADMs in service vary depending on the duration of each customer contract, customer demand and similar factors. As a result, the numbers, types and locations of ADMs in service that are currently deployed may not be representative of customer contracts and customer demand in the future. In order to grow our business and extend our market position, we will need to place into service more of the recently-introduced K1 ADMs, expand our service offerings, including by developing the K7 ADM, and expand our presence nationwide. Our ability to expand the market for our products depends on a number of factors, including the cost, performance and perceived value associated with our products and services. Furthermore, the public’s perception of the use of robots to perform tasks traditionally reserved for humans may negatively affect demand for our products and services. Ultimately, our success will depend largely on our customers’ acceptance that security services can be performed more efficiently and cost effectively through the use of our ADMs and ancillary services.

We cannot assure you that we will effectively manage our growth.

Knightscope’s employee headcount and the scope and complexity of our business have increased significantly since we were first formed, and Knightscope expects to continue hiring additional employees. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing multiple relationships and interactions with users, distributors, vendors, and other third parties. As the Company continues to grow, our information technology systems, internal management processes, internal controls and procedures and production processes may not be adequate to support our operations. To ensure success, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and implement more complex organizational and management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our current team’s efficiency and expertise, which could negatively affect our business performance.

Our costs may grow more quickly than our revenues, harming our business and profitability.

Providing Knightscope’s products is costly because of our research and development expenses, production costs, operating costs and need for employees with specialized skills. We expect our expenses to continue to increase in the future as we expand our product offerings beyond the K1, K3 and K5, expand production capabilities and hire additional employees. Historically, Knightscope’s costs have increased each year due to these factors and the Company expects to continue to incur increasing costs, in particular for working capital to purchase inventory, marketing and product deployments as well as costs of customer support in the field. Additionally, our costs associated with obtaining debt financings has been, and will continue to be very high as compared to a well-capitalized company. Our expenses may be greater than we anticipate, which would have a negative impact on our financial position, assets and ability to invest further in the growth and expansion of the business. In addition, expansion across the country will require increased marketing, sales, promotion and other operating expenses. Further, as additional competitors enter our market, we expect an increased pressure on production costs and margins.

We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Therefore, your ownership interest in the Company is likely to continue to be diluted and subordinated.

In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its preferred stock and/or other classes of equity or debt that convert into shares of preferred or common stock, any of which offerings would dilute the ownership percentage of investors in this offering. Furthermore, if and then the Company raises debt, including, but not limited to the notes issued in the Convertible Note Financing being conducted contemporaneously with conducting this offering, the holders of the debt will have priority over holders of common and preferred stock, including the Shares issuable in this offering, and the Company may accept terms that restrict its ability to incur more debt.

All of our assets, possibly including our intellectual property, may be pledged as collateral to a lender.

From time to time, the Company may utilize a variety of forms of debt or other financing arrangements, for example the financing arrangement that we entered into in February 2019 under which we collateralized fifty (50) ADMs, and credit facilities that may contain covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect our capital stock;

•	make certain investments;

•	sell or dispose of certain assets;

•	grant liens; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

A breach of any of these covenants could result in a default under the credit facility and permit the lender to cease making loans to us. Upon the occurrence of an event of default under the loan agreement, the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. For example, since the majority of the Company’s ADM’s have already been pledged as collateral under its financing arrangement, it is imperative the Company meets all its financial obligations under the arrangement, otherwise it would lose the ability to access future cash flows associated with these fully collateralized ADMs. We may pledge a significant portion of our assets, inclusive of our intellectual property, as collateral to support a new loan agreement. If the lender accelerates the repayment of borrowings, we may not have sufficient assets to repay them and we could experience a material adverse effect on our financial condition and results of operations.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Knightscope currently depends on the continued services and performance of key members of its management team, in particular, its founders, William Santana Li and Stacy Dean Stephens. If we cannot call upon them or other key management personnel for any reason, our operations and development could be harmed. The Company has not yet developed a succession plan. Furthermore, as the Company grows, it will be required to hire and attract additional qualified professionals such as accounting, legal, finance, production, service and engineering experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

Knightscope relies and expects to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. The Company has filed in the United States various applications for protection of certain aspects of its intellectual property, and currently holds four patents. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by Knightscope, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we intend to operate in the future. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to those of Knightscope and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

Our financial results will fluctuate in the future, which makes them difficult to predict.

Knightscope’s financial results have fluctuated in the past and will fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, you should not rely upon the Company’s past financial results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	Knightscope’s ability to maintain and grow its client base;

•	Our clients may suffer downturns, financial instability or be subject to mergers or acquisitions;

•	The development and introduction of new products by Knightscope or its competitors;

•	Increases in marketing, sales, service and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	Knightscope’s ability to achieve gross margins and operating margins;

•	Changes affecting our suppliers and other third-party service providers;

•	Adverse litigation judgments, settlements, or other litigation-related costs; and

•	Changes in business or macroeconomic conditions including regulatory changes.

We may face additional competition.

We are aware of a number of other companies that are developing physical security technology in the United States and abroad that may potentially compete with our technology and services. These or new competitors may have more resources than us or may be better capitalized, which may give them a significant advantage, for example, in offering better pricing than the Company, surviving an economic downturn or in reaching profitability. There can be no assurances that we will be able to compete successfully against existing or emerging competitors. Additionally, existing private security firms may also compete on price by lowering their operating costs, developing new business models or providing other incentives.

Our ability to operate and collect digital information on behalf of our clients is dependent on the privacy laws of jurisdictions in which our ADMs operate, as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets.

Our ADMs collect, store and may analyze certain types of personal or identifying information regarding individuals that interact with the ADMs. While we maintain stringent data security procedures, the regulatory framework for privacy and security issues is rapidly evolving worldwide and is likely to remain uncertain for the foreseeable future. Federal and state government bodies and agencies have in the past adopted, and may in the future adopt, laws and regulations affecting data privacy, which in turn affect the breadth and type of features that we can offer to our clients. In addition, our clients have separate internal policies, procedures and controls regarding privacy and data security with which we may be required to comply. Because the interpretation and application of many privacy and data protection laws are uncertain, it is possible that these laws may be interpreted or applied in a manner that is inconsistent with our current data management practices or the features of our products. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. Additionally, we may become a target of information-focused or data collection attacks and any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our products. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and foreign countries. If we are not able to adjust to changing laws, regulations, our business may be harmed.

We have limited experience in operating our ADMs in a variety of environments and increased interactions may lead to collisions, possible liability and negative publicity.

Our ADMs operate autonomously in environments, such as shopping malls, parking lots and stadiums, that are surrounded by various moving and stationary physical obstacles and by humans and vehicles. Such environments are prone to collisions, unintended interactions and various other incidents, regardless of our technology. Therefore, there is a possibility that our ADMs may be involved in a collision with any number of such obstacles. Our ADMs contain a number of advanced sensors that are designed to effectively prevent any such incidents and are intended to stop any motion at the detection of intervening objects. Nonetheless, real-life environments, especially those in crowded areas, are unpredictable and situations may arise in which the ADMs may not perform as intended. Recent highly publicized incidents of autonomous vehicle and human interactions have focused consumer attention on the safety of such systems. We continuously test the ADMs in a number of unpredictable environments and continue to improve each model’s obstacle-sensing and crash-prevention technology. Furthermore, the maximum speed of the ADMs typically does not exceed 3 mph, which is not different from normal human walking pace and is unlikely to lead to any significant damage. However, there can be no assurance that a collision, with property or with humans, will not occur, which could damage the ADM, or lead to personal injury or property damage and may subject us to lawsuits. Moreover, any such incident, even without damage, may lead to adverse publicity for us. Such lawsuits or adverse publicity would negatively affect our brand and harm our business, prospects, financial condition and operating results.

In connection with the audit of our financial statements for the year ended December 31, 2019, our independent auditor identified material weaknesses in our internal control over financial reporting related to certain corporate finance and accounting oversight which were primarily the result of the lack of sufficient and competent accounting and finance resources. Our failure to implement and maintain effective internal control over financial reporting may in the future result in material misstatements in our financial statements, which has and could in the future require us to restate financial statements, cause investors to lose confidence in our reported financial information and could have an adverse effect on our ability to fundraise.

In connection with the audit of our financial statements for the year ended December 31, 2019, our independent auditor identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. The material weakness related to certain corporate finance and accounting oversight functions residing over the detection of errors that were present within the Company’s valuation of its common stock and other equity instruments, the accounting for and the balance sheet and cashflow presentation of material amounts of funding received in advance of issuing the respective convertible preferred stock notes and warrants and the timely completion and review of the Company’s Annual Report on Form 1-K for the year ended December 31, 2019, which were primarily the result of the lack of sufficient and competent accounting and finance resources. We plan on beginning the recruiting process for a corporate controller or CFO who has the requisite US GAAP and SEC reporting expertise upon completion of the 2019 Regulation A Offering (as defined below) to remediate these material weaknesses. Additional material weaknesses in our internal control over financial reporting may be identified in the future. Any failure to maintain existing or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, and cause us to fail to meet our reporting obligations. If we are unable to effectively remediate material weaknesses in a timely manner, investors could lose confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our ability to sell our securities and to conduct future fundraising.

We realized a gross and net loss for each period since our inception to date, and there can be no assurances that the Company will become profitable in the future.

We have incurred a gross loss and net loss in all periods since our inception, and while we are taking steps to achieve a gross profit and profitability, we expect that we will continue to report gross losses and net losses for the foreseeable future. We are evaluating and taking a number of near-term actions to achieve a gross profit and work towards profitability, and expect that as the Company matures, we will obtain expertise, economies of scale and efficiency that should increase revenue and reduce costs over the medium to long-term. However, there can be no assurances that these actions will prove to be effective. If we fail to increase our revenue and/or manage our expenses, we may not achieve or sustain profitability in the future.

The private security industry is undergoing structural changes in technology and services.

The private security industry is undergoing structural changes, consolidation, changing customer needs, evolving industry standards and introduction of new products and services. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in such industries. If we do not address these risks successfully, our business will be harmed. Our ability to gain market share depends upon our ability to satisfy customer requirements, enhance existing products and develop and introduce new products. Further, we expect the intensity of competition to increase in the future. Increased competitiveness may result in reductions in the prices of our products and services, lower-than-expected gross margins or loss of market share, any of which would harm our business.

The Company is controlled by its officers and early stage investors.

The Company’s officers and sole director, in particular, William Santana Li and Stacy Dean Stephens, currently hold approximately 29.45% and 11.43% of the Company’s voting securities, respectively, and at the conclusion of this offering will continue to hold a significant portion of the Company’s voting rights. Current stockholders of Class B Common Stock or holders of stock convertible into Class B Common Stock of the Company, including holders of Series A Preferred Stock, Series B Preferred Stock and Series m-2 Preferred Stock, are entitled to ten votes for each such share held at a regular meeting of stockholders, subject to the provisions of the Delaware General Corporate Law and the relevant provisions of the Company’s amended and restated certificate of incorporation. Current stockholders of Class A Common Stock or holders of stock convertible into Class A Common Stock of the Company are entitled to one vote for each such share held at a regular meeting of stockholders, subject to the provisions of the Delaware General Corporate Law and the relevant provisions of the Company’s amended and restated certificate of incorporation. The Series S Preferred Stock will also have no series-based votes or protections. Therefore, investors in this offering will not have the ability to control the board of directors and will not have significant ability to control any specific vote of stockholders.

Our results of operations may be negatively impacted by the coronavirus outbreak.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Shares and Investor demand for the Shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

On March 8, 2020, the Company issued a shelter-in-place order to its employees.  Approximately 20% of the Company’s employees, on strict pre-approvals, have been authorized to work from the Company's headquarters in staggered time slots, while the remainder continue to work from home. A significant portion of the Company’s clients are classified as essential service providers, including law enforcement agencies, hospitals, and security teams.

While canceled client contracts due to pandemic-related financial hardship have not had a material effect on the Company’s revenue, some deployments for executed contracts have been delayed due to inability to access the facilities during the pandemic and shelter-in-place orders.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business, including the novel COVID-19 outbreak.

Our business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Shares and our Investors or prospective Investors financial condition, resulting in reduced demand for the Shares generally. Further, such risks could cause a limited attendance at membership experience events that we might sponsor or in which we might participate, or result in persons avoiding holding or appearing at in-person events. “Shelter-in-place” or other such orders by governmental entities could also disrupt our operations, if employees who cannot perform their responsibilities from home, are not able to report to work.

Risks related to the Offering

The Company will not be solvent after December 2020 without additional fundraising and therefore is dependent on the proceeds of this offering and we may need to seek additional funds if the full offering amount is not raised.

We are dependent on the proceeds of this offering to maintain our operations and support our business growth. As of July 17, 2020 the Company had cash on hand of approximately $3.5 million. The Company has projected operating losses and negative cash flows of approximately $600,000 per month for the next several months. Without additional fundraising, typically and historically conducted on a rolling close basis, the Company will not be solvent after December 2020. If the maximum offering amount is not raised, we may require additional funds to maintain our operations and respond to business challenges and opportunities, including the need to develop new products or enhance our existing products, enhance our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in subsequent equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our existing capital stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Such financing could also require us to pledge assets as security for borrowings. If we were to leverage our business by incurring significant debt, we may be required to devote a substantial portion of our cash flow to service that indebtedness. This could require us to modify our business plan, for example, by delaying the expansion of our business. If we are unable to obtain adequate financing or financing on terms satisfactory to us, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its platforms, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

The offering price for the Shares has been determined by the Company rather than any of the investors.

The offering price of the Shares was determined by the Company. The price of the Shares and the terms of the Shares do not necessarily bear any relationship to established valuation criteria such as earnings, book value or assets. Rather, the price of the Shares was derived based upon various factors including prevailing market conditions, our future prospects and our capital structure. This price does not necessarily accurately reflect the actual value of the Shares or the price that may be realized upon disposition of the Shares.

An investment in the Shares is not a diversified investment.

The Shares do not provide a diversified investment portfolio to investors. Investors will not have exposure to any other classes of securities or to any other asset classes through their investments in the Shares.

Investors may not realize a return on their investment and could lose their entire investment.

Investing in the Shares is highly speculative and involves a high degree of risk. There can be no assurance that investors will realize any return on their investment. Investors should not invest in the Shares unless they are prepared to lose all or part of their investment.

The holders of the Shares may be further diluted by, or your liquidation preference may become junior to, concurrent or subsequent offerings of the Company’s capital stock or convertible debt.

If you purchase the Shares in this offering, you may be further diluted, without limitation, by (i) concurrent or subsequent offerings of the capital stock or convertible debt of the Company, including without limitation (a) the Company’s ongoing offering of its shares of Series S Preferred Stock pursuant to the Regulation D Offering that it has been conducting since July 11, 2018 and that is ongoing as of the date of this offering circular, (b) the Company’s ongoing offering of convertible promissory notes and warrants to purchase Series S Preferred Stock pursuant to the Convertible Note Financing, and (c) the exchange of a portion of the Company’s Series m-3 Preferred Stock for shares of its Series m-4 Preferred Stock at a ratio of 1 to 1 in connection with the Convertible Note Financing, and (ii) by the recapitalizations by the Company of its existing or future stock or debt, if any. Concurrent or subsequent offerings or recapitalizations are and may continue to be conducted at a price lower than the price at which the Shares are offered, and the liquidation preferences and rights offered to the holders of such other securities may be significantly better than those offered to the Shares (such as, for example, those given to the holders of Series m-4 Preferred Stock). The liquidation preference of the Series m-4 Preferred Stock and of any such subsequent offerings is and may in the future also be senior to that of the Shares. The effect of such concurrent or subsequent offerings or recapitalizations of the capital stock or debt of the Company would be to dilute the relative value of the Shares. In addition, further dilution will occur upon exercise of outstanding options and warrants and the exercise of options and warrants granted by us concurrently or in the future.

Subsequent offerings or potential recapitalizations of the Company’s capital stock below the offering price or on terms better than the Shares may adversely affect the market price of the Company’s capital stock and may make it difficult for the Company to continue to sell Shares or other equity or debt securities.

If the Company makes one or more subsequent offerings or recapitalizations of its capital stock or debt at a price below the offering price or on terms otherwise better than those awarded to the Shares, it could potentially create a benchmark price below the offering price and could proportionately reduce the relative attractiveness of the Shares to investors, or could otherwise adversely impact the ability of the Company to sell the Shares or other equity or debt securities. This may in turn impact on the rights of the securities and could adversely affect the market price of the Company’s capital stock, and may make it difficult for the Company to continue to sell Shares or other equity or debt securities.

The Company may apply the proceeds of this offering to uses for which you may disagree.

We will have broad discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways in which you may not agree. We currently intend to use the proceeds of this offering to fund further expansion and for other working capital and general corporate purposes. While we expect to use the proceeds of this offering as described in this memorandum, we may use our remaining cash for other purposes. There can be no assurance that any investment of the proceeds will yield a favorable return, or any return at all.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreements, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of the Series S Preferred Stock, and the Company currently has no plans to list any of its shares on any over-the-counter, or similar, exchange unless and until it can satisfy exchange listing requirements. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table presents the Company’s capitalization as of the date of this Offering Circular and compares the price that new investors are paying for their shares with the effective cash price paid by existing stockholders (which includes officers, directors, promoters or affiliated persons of the Company), assuming full conversion of preferred stock and full vesting and exercise of outstanding stock options, and based on the assumption that the price per share in this offering is $10.00. This method gives investors a better picture of what they will pay for their investment compared to the Company’s insiders. In the past year, none of the Company’s officers, directors, promoters or affiliated persons have acquired any shares of Common or Preferred Stock of the Company.

INCLUDING ALL ISSUED (NON-FORFEITED) OPTIONS AND SHARES:

	Dates Issued	Issued Shares	Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	2013-2020	10,189,000			10,189,000	$0.0038	(1)
Series A Preferred Stock	2014-2015	4,200,889			4,200,889	0.8932
Series A Preferred Stock (issued in exchange for conversion of convertible notes)	2014	4,735,126			4,735,126	0.3317	(2)
Series B Preferred Stock	2015-2016	4,322,005			4,322,005	2.0401
Series B Preferred Stock (issued in exchange for conversion of convertible notes)	2016	331,578			331,578	1.7340	(2)
Series m Preferred Stock	2017	5,339,215			5,339,215	$3.00
Series m-2 Preferred Stock	2018	1,660,756			1,660,756	$3.00
Series m-3 Preferred Stock	2017-2018	16,757	0		16,757	$3.50
Series m-4 Preferred Stock	2019	1,432,786	0	(3)	1,432,786	$3.50	(3)
Series S Preferred Stock	2018-2020	1,780,449			1,780,449	$8.00
Outstanding Stock Options	Various		4,546,000	(4)	4,546,000	$1.00	(5)
Warrants	Various		2,643,785	(4)	2,643,785	$3.86	(5)

Total Common Share Equivalents		34,008,561	7,239,993		41,248,554
Investors in this offering, assuming $30 million raised		3,000,000			3,000,000	$10.00

Total after inclusion of this offering		37,008,561	7,239,993		44,248,554

(1)	Common shares issued for various prices ranging from $0.001 to $0.16 per share. Weighted average pricing presented.
(2)	Convertible notes were converted at a discount to the triggering preferred stock offering. The table presents the effective pricing of the conversion based on the original principal and accrued interest on the note.
(3)	1,432,786 shares of Series m-4 Preferred Stock were issued in exchange for 1,432,786 shares of Series m-3 Preferred Stock at a ratio of 1:1 in connection with the investors receiving such stock investing additional capital into the Company pursuant to the terms of the Convertible Note Financing.
(4)	Assumes conversion at exercise price of all outstanding warrants and options.
(5)	Stock option and warrant pricing is the weighted average exercise price of outstanding options and warrants, respectively. Includes options issued to officers, directors and affiliated persons pursuant to the 2014 Equity Incentive Plan and the 2016 Equity Incentive Plan.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

The net proceeds of a fully subscribed $30,000,000 offering, after estimated total offering expenses and commissions will be approximately $28,000,000. Knightscope plans to use these proceeds as follows:

New Machines-in-Network	$10,000,000
K1 R&D	$500,000
K3 R&D	$500,000
K5 R&D	$1,000,000
K7 R&D	$1,000,000
SG&A	$10,000,000
Expenses & Commissions	$2,000,000
General corporate and business purposes	$5,000,000
TOTAL	$30,000,000

•	Approximately $10,000,000 of the proceeds will be used to fund the manufacture of additional K1, K3, and K5 ADMs and related investments in SG&A of $10,000,000 to support the expansion nationwide. The total includes additional expenses related to product development of new versions, technological upgrades, system improvements, infrastructure and production.
•	Approximately $3,000,000 of the proceeds will be used for research and development (“R&D”), to fund additional product development of new versions of the ADMs, technological upgrades, systems and process improvements.
•	Approximately $10,000,000 of the proceeds, which represents approximately 36% of the net proceeds, will be used for general corporate and business purposes (“SG&A”), a portion of which may be used to pay employee and executive compensation.
•	Approximately $2,000,000 of the proceeds will be used to pay general overhead company expenses as well as commissions.
•	The remainder of the proceeds will be used for general corporate and business purposes.

If the offering size were to be at 75% of our target proceeds, at $22,500,000 in the aggregate, then we estimate that the net proceeds to the Company would be approximately $21,037,500. In such an event, Knightscope would adjust its use of proceeds by limiting the speed of growth, delaying or canceling key initiatives and maintaining a smaller number of employees.

If the offering size were to be $15,000,000 in the aggregate, then we estimate that the net proceeds to the Company would be approximately $14,025,000. In such an event, Knightscope would adjust its use of proceeds by limiting the speed of growth, delaying or canceling key initiatives and maintaining a smaller number of employees.

If the offering size were to be at 25% of our target proceeds, at $7,500,000 in the aggregate, then we estimate that the net proceeds to the Company would be approximately $7,012,500. In such an event, Knightscope would adjust its use of proceeds by limiting the speed of growth, delaying or canceling key initiatives and maintaining a smaller number of employees.

Because the offering is a “best efforts” offering without a required minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above. There is no arrangement to return funds to subscribers if all of the securities offered are not sold.

The Company reserves the right to change the above use of proceeds without notice if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Overview

Knightscope, Inc. was founded in Mountain View, California in April 2013 and has since developed revolutionary Autonomous Data Machines (“ADMs”) with real-time on-site data collection and analysis and an interface, primarily through funding from both strategic and private investors. Knightscope currently offers three products: (1) the K5 ADM (“K5”) for outdoor usage, (2) the K3 ADM (“K3”) for indoor usage, and (3) the K1 ADM (“K1”) for stationary usage indoors or outdoors. The Company also provides access to the Knightscope Security Operations Center (“KSOC”) to all of its customers, a browser-based interface that allows customers real-time data access. The Company works continuously to improve and upgrade the ADMs and KSOC, and their precise specifications may change over time.

The first version of the Company’s flagship K5 ADM was completed in December 2013 and the first version of the K3 ADM was completed in June 2016. The Company began producing the first K1 ADM units during the first quarter of 2018. The initial proof-of-concept for Knightscope’s products and services occurred in May 2015 and we received our first paid order in June 2015. Currently, the Company operates on a Machine-as-a-Service (“MaaS”) business model. Since June 2016, depending on the ADM model and/or selected offering package, we have recognized recurring monthly revenues averaging between $4,200-$8,400 per ADM per month, which includes the ADM rental as well as maintenance, service, support, data transfer, KSOC access, docking station and unlimited software, firmware and select hardware upgrades. Since February 2019, we have been incurring additional monthly costs relating to a financing arrangement of our ADMs with Farnam Street Financial (“Farnam”).

Our current primary focus is on the deployment and marketing of our core technologies. We continue to generate customer orders on K1, K3 and K5 ADMs and our production of machines is expected to continue out of our corporate headquarters in Mountain View, California.

Knightscope holds contracts across 5 time zones, has operated in the field for over 1 million hours autonomously, and has generated over $8 million in lifetime revenues. The Company has renewed contracts for a significant number of machines, validating the market opportunity and will continue to make improvements.

The Company has over 9,000 investors including 4 major corporations and has raised over $40 million since inception having built its technology stack from scratch. However, our ability to fulfill customer orders is dependent on ongoing fundraising including that from the 2019 Regulation A Offering, this offering and a continuing private placement. Without additional fundraising, typically and historically conducted on a rolling base, the Company will not be solvent after December 2020 (see “Liquidity and Capital Resources” section for details).

During the Company's early stage development, it primarily focused, by design, on B2B (Business-to-Business) clients.  As the technology has matured, the Company has begun to secure additional business with B2G (Business-to-Government) opportunities, including municipalities and law enforcement agencies and has secured its first U.S. federal government contract. We believe the need for remote monitoring will continue to grow and will accelerate due to the pandemic (i.e., “robots are immune”) and the need for innovation in public safety has been driven to the forefront in societal needs.

The Company has been credited for reducing crime by its first law enforcement agency client. In analyzing the data gathered between June and December of 2018 with data gathered between June and December 2019 when a K5 Autonomous Security Robot was deployed, the Huntington Park Police Department surmised that the K5 Autonomous Security Robot had a material and positive impact on crime, nuisance activity and police responses at Salt Lake Park as follows:

10% reduction in calls for service

46% reduction in crime reports

27% increase in arrests

68% reduction in citations

Additionally, the Company has documented and verified numerous crime fighting wins across its client base, further validating the business opportunity and viability of its technology.

ADMs

The K3 and K5 are designed to roam a geo-fenced area autonomously by utilizing numerous sensors and lasers, either on a random basis or based on a particular patrolling algorithm. They can successfully navigate around people, vehicles and objects in dynamic indoor or outdoor environments. To do this, the ADMs employ a number of autonomous motion and self-driving technologies, including lasers, ultrasonic sensors, inertial measurement unit (“IMU”), and wheel encoders as well as a robust navigation technology stack. Each ADM can generate 1 to 2 terabytes of data per week and over 90 terabytes of data per year, which is accessible for review and analysis via the KSOC. Customers can recall, review, and save the data for analysis, forensic or archival purposes. Each ADM is able to autonomously charge and recharge on a 24-hour basis, 7 days per week without human intervention. Customers may also utilize the patrol scheduler feature on the KSOC to schedule periodic or regular patrols during certain times for alternative patrol routes. A material improvement to the autonomous charging system has begun to be propagated across the machines-in-network, which the Company expects to yield a significant reduction in service costs and downtime.

The dimensions of the K5 are as follows:

•	Height: 5 feet
•	Width: 3 feet
•	Weight: 398 pounds

The K5 is designed to be used primarily outdoors in such environments as open air malls, corporate campuses, hospitals, stadiums, retailers, warehouses, logistics facilities, college campuses, airports, train stations and multi-level parking structures. The K5’s advanced anomaly detection features include:

•	360-degree high definition night and day video capture positioned at eye-level;
•	Live streaming and recorded high definition video capabilities;
•	Automatic license plate recognition;
•	Parking space utilization feature, which provides information regarding use and utilization of parking spaces in any given parking structure;
•	Parking meter feature, which assesses the top 10 vehicles and their “dwell time” in a particular location. If a vehicle is parked for more than 24 hours in the same location, a user can receive an alert or have the data flagged. The parking meter feature can also track the top 10 stationary vehicles in an area and accurate parking meter readout for each such vehicle;
•	People detection, which can alert a user in real-time of people detected on their premises, together with 360-degree recorded high-definition video. A user can use the timestamp of the recording to search through other data detected to assess and better understand other conditions in the area patrolled by the ADM;
•	Thermal imaging, which allows for triggered alerts based on temperature. For example, assisting with alerts regarding increased risks of fires;
•	Two-way communication feature may be utilized for both public announcements and avoidance of human physical confrontations with dangerous individuals; and
•	Signal detection can be utilized as a rogue router detector for sensitive locations such as a data center.

The dimensions of the K3 are as follows:

•	Height: 4 feet
•	Width: 2 feet
•	Weight: 340 pounds

The K3 is tailored for indoor usage, allowing it to autonomously navigate complex dynamic indoor environments such as an indoor mall, office building, manufacturing facility, stadium plaza, warehouse or school. It has the same suite of advanced anomaly detection capabilities as the K5, but the parking utilization, parking meter and license plate recognition features are turned off.

The ADMs include several communications features. The units can transfer data over both 4G LTE networks and Wi-Fi. Each one has an available intercom that may be used for two-way communication with security. In addition, one or multiple units may be used as a live broadcast public address system or to deliver pre-recorded messages.

The ADMs run on rechargeable batteries. They are configured to patrol autonomously for approximately two to three hours, following which, without human intervention, the ADMs find and dock to a charging station, recharging for approximately 20 minutes before resuming patrol. The ADMs remain operational during the charging period, providing 24/7 uptime to customers.

The K1 carries all of the relevant features from the K3 and K5 but in a stationary format. It can be used indoors or outdoors and especially at ingress/egress points for both people and vehicles.

The dimensions of the K1 are as follows:

•	Height: 5.75 feet
•	Width: 2.7 feet
•	Weight: 150 pounds

KSOC

The KSOC is our intuitive, browser-based interface that, coupled with ADMs, provides security professionals with “smart mobile eyes and ears.” Once alerted of an abnormal event, such as a person spotted during a specific time in a particular location, authorized users can view the live stream of data in the KSOC from each of the ADMs in the user’s network, accessing it from a security operations center or a remote laptop.

Products in Development

The Company is in the process of developing the K7 multi-terrain ADM. The K7 is expected to have the same features as the K5, but to employ four wheels for use on more rugged outdoor terrain such as dirt, sand, and gravel. We expect that the K7 could be utilized at airfields, power utilities, borders, solar farms, wind farms or oil or gas fields. While this technology builds on a great deal of our technology stack, we anticipate that its development will require significant additional time before it can be launched into full-scale production.

We are using existing working capital in part to finance the development of these new ADMs, capabilities and features.

Our current strategy is to focus on the United States for the foreseeable future before considering global expansion.

KNOC

The Company has built a custom set of tools that enables it to manage and monitor the network of ADMs operating in the field nationwide, which it refers to as the Knightscope Network Operations Center (“KNOC”). These tools allow our team to monitor the health of the ADMs down to the millisecond, with dozens of alerts related to critical indicators and statistics, including charging, software, navigation and temperatures. We also use the KNOC to execute over-the-air software upgrades, patches and other related items. The KNOC is staffed 24/7 by the Company.

Market and Business Model

Knightscope’s products are designed to supplement the work of security professionals and are suitable for most environments that require security patrol coverage. In the United States there are more than 8,000 private security firms and nearly 18,000 law enforcement agencies – a fragmented marketplace that we believe offers numerous opportunities for disruption.

We have used a large portion of our working capital to scale our production of ADMs to enable us to sell our MaaS offering to more customers in California and nationwide. With the nationwide expansion in mind, we have partnered with one of our strategic investors, Konica Minolta, Inc., to train their technicians, which number over 2,000 across the United States, to service, maintain and support our machines-in-network and assist us with our nationwide scaling efforts. When the Company cannot employ the services of a Konica Minolta technician, the Company continues to service its ADMs using its own technicians and other third-party technicians that employees instruct remotely.

Knightscope operates on a MaaS business model. We enter into contracts with a typical duration of one year that generate monthly revenues in amounts between approximately $4,200 and $8,400 per ADM depending on the ADM model and/or selected offering package. We believe that this price range is a better economic proposition for our customers relative to a human guard or a mobile vehicle patrol unit operating 24/7. Given the substantial field experience, the Company has identified numerous material cost reduction opportunities that are currently underway.

In order to obtain capital to finance our operations, in February 2019 we entered into a financing arrangement with Farnam for $3,000,000 (the “Financing Arrangement”). Under this Financing Arrangement, we collateralized fifty (50) ADMs and have an initial repayment period of two years for a monthly payment of $121,129 plus tax and an option to purchase these ADMs back for $1,350,000 plus tax or, at the end of the two year period (March 2021) we can elect to extend the repayment period for additional year at a monthly payment of $66,621 plus tax with a final payment of $600,000 plus tax at the end of the additional year. The effective interest rate under the two and three-year repayment periods is 35% and 31%, respectively. On April 24, 2020, we amended the Financing Arrangement with Farnam by deferring the March and April 2020 payments due to Farnam to the end of the Financing Arrangement and by extending the Financing Arrangement by two months and forgoing the Company’s security deposit of $242,120 paid to Farnam.

In addition, on April 30, 2019 we signed a Note and Warrant Purchase Agreement under the form of which we can issue up to $15,000,000 of convertible promissory notes and warrants to purchase up to 3,000,000 shares of Series S Preferred Stock (20% warrant coverage). As of December 31, 2019, we issued convertible notes in the aggregate principal amount of $2,685,000 (out of $15,000,000) and on January 8, 2020 issued additional $1,072,250 of convertible notes (see Note 10 – Subsequent Events to the audited financial statements for details) for which $972,250 was received in cash prior to December 31, 2019.

We market our products at trade shows both live and virtual, including GSX, ISC West, ISC East as well as Company-sponsored private events and on-site private demonstrations. We regularly advertise in the media through various online and offline channels.

Competition

At the moment, we are not aware of any direct competitors in the advanced physical security technology space that have viable commercial products in the field, outdoors and indoors, at the same scale as Knightscope with actual paying customers. It is a common misconception among some people outside of the security industry that we compete against closed-circuit television (CCTV) providers. They are not in fact competitive products because cameras do not provide a physical presence, are typically used for forensics after an event, and do not offer a client the plethora of capabilities available in an ADM/KSOC combination. We believe that having these two types of systems working together provides a more holistic approach to reducing crime. While traditional human guards provide a closer comparator or competitor in some cases, we believe that utilizing our “Software+Hardware+Humans” approach is much more effective.

We are aware of a self-funded start-up, SMP Robotics Services Corp. (“SMP”), which produces an outdoor autonomous security platform that it markets through third-party distributors. We had previously listed Gamma 2 Robotics and SHARP Electronics as potential competitors in this space. However, according to industry sources, we understand that both Gamma 2 Robotics and SHARP Electronics have ceased operations in the security robot space after failed attempts to enter the market and SMP also ceased efforts with its North American distributor. Cobalt Robotics, an early stage company, announced in early 2017 that it had released an autonomous mobile robot designed for indoor security applications on a trial pilot and in June 2019 that it completed its Series B financing.

We compete indirectly with private physical security firms that provide customers with security personnel and other security services. There are more than 8,000 such firms in the United States alone. Our ADMs offer customers a significant cost reduction relative to the cost of human security guards. In addition, ADMs offer significantly more capabilities, such as license plate detection, data gathering, thermal imaging and people detection that are delivered consistently, on a 24-hour, 7 day per week basis, without regular human intervention. In certain cases, our technology complements and improves the operations of traditional security firms.

Manufacturing and Suppliers

Knightscope assembles its ADMs at its Mountain View, California headquarters from components manufactured by more than 20 suppliers. The Company’s top three suppliers, measured by spending, are Bentek Corporation, based in California, Fast Radius, based in Illinois, and Minarik Automation & Control (a division of Kaman Corporation), based in Indiana. The Company is not highly dependent on any one supplier and believes it can easily source components from other suppliers and has done so when necessary. The manufacturing lead-time for two-thirds of the Company’s components is 30 - 60 days or less, with the remainder requiring up to 90 days.

Research and Development

For the years ended December 31, 2019 and 2018, we incurred $3,057,945 and $3,542,432 for research and development expenses, respectively. We expect to continue to incur similar levels of expenditures on research and development. Our research and development efforts focus primarily on the development of robust base technology as well as scaling efforts. In addition, we will continue to enhance our ADMs’ capabilities and to develop a four-wheel version of our ADM technology, the K7, which is intended to operate in a wider range of challenging terrains.

Employees

As of December 31, 2019, we had 29 full-time employees working primarily out of our combined headquarters and production facility in Mountain View, California.

Intellectual Property

The Company holds four patents covering its ADMs (“Autonomous Data Machines and Systems” U.S. Patent Nos. 9,329,597 and 9,910,436), the security data analysis and display features of the KSOC (U.S. Patent No. 9,792,434) and its parking monitor feature (U.S. Patent No. 9,773,413). We have also filed one provisional patent, covering the ADMs’ behavioral autonomous technology. The Company has trademarked its name “Knightscope” in the U.S. The Company relies and expects to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights.

Litigation

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of business activities or otherwise. From time to time, we may be involved in pending or threatened claims relating to contract disputes, employment, intellectual property and other matters that arise in the normal course of our business, which we do not deem to be material to the business.

The Company’s Property

Knightscope currently leases its premises and owns no significant plant or equipment. The Company’s nearly 15,000 square foot facility in Mountain View, California serves as its headquarters, where it designs, engineers, tests, manufactures and supports all of its technologies. The Company wholly owns its ADMs, with the exception of fifty (50) ADMs that were fully collateralized pursuant to the Farnam Financing Arrangement, and typically builds in batches based on client demand refraining where possible in stocking inventory or finished products.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2019.

Overview and Operations

We are a technology company located in Silicon Valley that develops, builds and deploys advanced physical security technology utilizing autonomous robots, analytics and a user interface for patrolling both indoor and outdoor environments. Knightscope, Inc. was founded in Mountain View, California in April 2013 and has since developed the revolutionary Knightscope K5, K3 and K1 ADMs primarily through funding from both strategic and private investors. The first version of the Company’s flagship K5 was completed in December 2013 and the first version of the K3 was completed in June 2016. The Company began producing the first K1 units during March 2018. Currently, the Company operates on a MaaS business model. Since June 2016, we have recognized recurring monthly revenues around $6,000 per ADM per month, which includes the ADM rental as well as setup, configuration, maintenance, service, support, data transfer, KSOC access, charging station and unlimited software, firmware and select hardware upgrades, when and if available. We charge additional fees for decals or other markings on the ADMs as well as cellular costs in certain locations. Since February 2019, we have been incurring additional monthly borrowing costs relating to the Financing Arrangement of our ADMs with Farnam.

Our ADMs are fully autonomous, including autonomous recharging. There is minimal to no downtime during recharging, as the ADMs are still operational while charging – and charging stations are typically located in a prominent location that would be suitable as an observation point or an ingress/egress point.

Our current primary focus is on the deployment and marketing of our core technologies. We continue to generate customer orders on K1, K3 and K5 ADMs and our production of machines is expected to continue out of our primary corporate headquarters in Mountain View, California. Our ability to fulfill customer orders is dependent on ongoing fundraising including that from the 2019 Regulation A Offering, this offering and a continuing private placement. Without additional fundraising, typically and historically conducted on a rolling basis, the Company will not be solvent after December 2020 (see “-- Liquidity and Capital Resources” for details).

Components of Results of Operations

Revenue

Our revenues for the years presented consisted of MaaS subscriptions and other revenues. We provide our subscriptions to our customers pursuant to contractual arrangements that range in duration, with typical duration of one year. We offer our subscriptions based on the functionalities and services selected by a client, and generally our subscription arrangements automatically renew for additional periods at the end of the initial subscription term.

We typically bill our MaaS subscription fees on a monthly basis or annually in advance. We recognize MaaS subscription revenue over the term of the agreement. Amounts billed in excess of revenue recognized for the period are reported as deferred revenue on our balance sheet.

“Other revenues” includes revenues from special decals, training and professional services. Revenue is recognized when products/services have been delivered to the customer.

Cost of Services

For the year 2019, our cost of MaaS subscriptions revenue primarily consisted of routine maintenance, depreciation, third party software licensing costs, deployment related costs, ADM communications costs, data storage costs and facilities allocations, plus direct compensation and benefits.

Operating Expenses

We classify our operating expenses as research and development, sales and marketing, and general and administrative expenses.

Our research and development efforts are focused on developing new and expanded features for our products and improvements to our backend architecture. Research and development expenses consist primarily of personnel costs for employees and contractors, including share-based compensation expenses, and allocated costs of facilities and information technology and software tools. We expense research and development costs as incurred. We believe that continued investment in our products is important for our future growth, and we expect our research and development expenses to continue to increase in absolute dollars for the foreseeable future, although these expenses may fluctuate as a percentage of our total revenues from period to period depending on the timing of these expenses.

Sales and marketing expenses are the largest component of our operating expenses and consist primarily of personnel costs for employees and contractors directly associated with our sales and marketing activities including share-based compensation expenses, advertising expenses, public relations, trade shows, travel expenses, marketing and promotional activities, and allocated costs of facilities and information technology. We expect our sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future as we expand our sales and marketing efforts and continue to build our brand, although these expenses may fluctuate as a percentage of our total revenues from period to period depending on the timing of these expenses.

General and administrative expenses consist primarily of personnel costs, including share-based compensation expenses, for employees engaged in infrastructure and administrative activities to support the day-to-day operations of our business. Other significant components of general and administrative expenses include professional service fees, allocated costs of facilities and information technology, and the costs of legal matters. We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future, although these expenses may fluctuate as a percentage of our total revenues from period to period, depending on the timing of these expenses.

Results of Operations

The following tables set forth selected statements of operations data and such data as a percentage of total revenues. The historical results presented below are not necessarily indicative of the results that may be expected for any future period:

	Year ended December 31,
	2019	2018
Revenue	$3,025,303	$2,938,634
Cost of services	4,632,863	6,248,813
Total gross loss	(1,607,560)	(3,310,179)

Operating expenses:
Research & development	3,083,695	3,542,432
Sales & marketing	3,495,806	5,074,469
General & administrative	1,883,060	2,444,114
Total operating expenses	8,462,561	11,061,015

Loss from operations	(10,070,121)	(14,371,194)

Other income (expense):
Interest expense, net	(2,103,111)	(188,344)
Change in fair value of warrant liabilities	284,751	1,170,511
Other expense, net	(68,386)	-
Total other income (expense)	(1,886,746)	982,167

Net loss before income tax	(11,956,867)	(13,389,027)
Income tax expense	(800)	(800)
Net loss	$(11,957,667)	$(13,389,827)

Percentages of Revenue

	Year ended December 31,
	2019	2018
Revenue	100%	100%
Cost of services	(153)	(213)
Total gross loss	(53)	(113)

Operating expenses:
Research & development	102	121
Sales & marketing	116	172
General & administrative	62	83
Total operating expenses	280	376

Loss from operations	(333)	(489)

Other income (expense):
Interest expense, net	(70)	(6)
Change in fair value of warrant liabilities	9	39
Other income, net	(2)	-
Total other income (expense)	(62)	33

Net loss before income tax	(395)	(456)
Income tax expense	-	-
Net loss	(395)%	(456)%

Revenue

Revenue increased by $0.1 million from $2.9 million for the year ended December 31, 2018 to $3.0 million for the year ended December 31, 2019, or by 3%. The increase in revenue was due primarily from contracts executed during 2018 that resulted in partial 2018 and full 2019 revenue. As of December 31, 2019 and 2018, we had 23 customers and 52 machines-in-network.

Cost of Services

Cost of services for the year ended December 31, 2019 was $4.6 million, compared to $6.2 million for the year ended December 31, 2018, a decrease of 26%. The decrease in cost of services is primarily related to the decrease in average service cost per machine.

Gross Profit (Loss)

The revenue and cost of services described above resulted in a gross loss for the year ended December 31, 2019 of $1.6 million compared to $3.3 million for the year ended December 31, 2018.

As the business scales and becomes more streamlined, management expects the gross profit (loss) to decrease. We are focusing our resources on growing the business to be able to generate both a gross profit and overall net income. We are continually evaluating and taking a number of near-term actions to facilitate this result, and expect that as the Company matures, we will obtain expertise, economies of scale and efficiency that should increase revenue and reduce costs over the medium to long-term.

For example, we continue to refine our pricing strategy for 2020 which is expected to increase and enhance our revenue streams. Our ADM materials sourcing, production, assembly and manufacturing is expected to become more efficient and the costs associated with these processes reduced as we grow and are thus able to negotiate better volume-based pricing terms with suppliers in connection with making these ADMs – as well as optimizing our designs for design-for-assembly and design-for-service. We are also focused on controlling general overhead costs, such as expenditures for real estate leases and optimizing team composition and size. We believe that with the building of new internal tools, the Company will be much more efficient in deployment timing and resources and alleviating the need for a dramatic increase in headcount. Additionally, new service cost reduction initiatives have been underway to further reduce our ongoing operating costs. Our overall strategy is to keep our fixed costs as low as possible while achieving our overall growth objectives.

Research and Development

	Year ended December 31,
	2019	2018	$ Change	% Change
Research and development	$3,083,695	$3,542,432	$(458,737)	(13)%
Percentage of total revenue	102%	121%

Research and development expenses decreased by $0.5 million, or 13% for the year ended December 31, 2019 as compared to the respective period of the prior year. The decrease is due to a lower employee headcount in 2019 compared to the prior year.

Sales and Marketing

	Year ended December 31,
	2019	2018	$ Change	% Change
Sales and marketing	$3,495,806	$5,074,469	$(1,578,663)	(31)%
Percentage of total revenue	116%	173%

Sales and marketing expenses decreased by $1.6 million, or 31% for the year ended December 31, 2019 as compared to the respective period of the prior year. The decrease was primarily due to overall lower sales and marketing expenditures and employee headcount in the year ended December 31, 2019 compared to those in the prior year.

General and Administrative

	Year ended December 31,
	2019	2018	$ Change	% Change
General and administrative	$1,883,060	$2,444,114	$(561,054)	(23)%
Percentage of total revenue	62%	83%

General and administrative expenses decreased by $0.5 million, or 23% for the year ended December 31, 2019 as compared to the respective period of the prior year. The decrease was primarily driven by lower accounting fees that we incurred surrounding our ongoing financial reporting requirements.

Other Income/(Expense), Net

	Year ended December 31
	2019	2018	$ Change	% Change
Interest expense, net	$(2,103,111)	$(188,344)	$(1,914,767)	1017%
Change in fair value of warrant liabilities	284,751	1,170,511	(885,760)	(76)%
Other expense, net	(68,386)	-	(68,386)	(100)%
Total other income (expense)	$(1,886,746)	$982,167	$(2,868,913)	(292)%

Total other income (expense) decreased by $2.9 million, or 292% for the year ended December 31, 2019 as compared to the respective period of the prior year. The decrease in total other income (expense) is primarily due to the expense recorded from revaluation of warrants accounted for as marked-to-market, interest expense related to the Farnam Financing Arrangement and amortization of the debt issuance cost associated with warrants issued to the holders of the Convertible Notes.

Liquidity and Capital Resources

As of December 31, 2019, and December 31, 2018, we had $0.6 million and $1.4 million, respectively, of cash and cash equivalents. As of December 31, 2019, the Company also had an accumulated deficit of approximately $49.2 million, negative working capital of $2.1 million and stockholders’ deficit of $46.8 million. These factors raise substantial doubt regarding our ability to continue as a going concern. We have financed our operations through a combination of debt financing and ongoing rolling close equity investment, including the Regulation A and D Offerings (defined below) and private placements of Series m-3 and Series m-2 Preferred Stock and an ongoing private placement of Series S Preferred Stock, as well as the Farnam Financing Arrangement which is collateralized by most of our ADMs and convertible notes. We expect to continue generating losses from operations in 2020 and additional fundraising will be required to fund our ongoing operations. As of July 17, 2020, the Company had cash on hand of approximately $3.5 million. The Company has projected operating losses and negative cash flows of approximately $600,000 per month for the next several months. Without additional fundraising, typically and historically conducted on a rolling close basis, the Company will not be solvent after December 2020. There can be no assurance that the Company will be successful in acquiring additional funding at levels sufficient to fund its future operations beyond this period. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce its operations, delay, scale back or discontinue the development of one or more of its platforms or discontinue operations completely. As a result of our recurring losses from operations, negative cash flows from operating activities and the need to raise additional capital, our independent auditor included an emphasis of matter paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in its report on our audited financial statements for the year ended December 31, 2019.

On March 19, 2020, we entered into a financing agreement (“March 2020 Financing Arrangement”). Under the March 2020 Financing Arrangement, we received $300,000 which is to be repaid over one hundred (100) equal payments of $4,080 payable each business day. The effective interest rate under this repayment period is 419%.

In April 2020, the Company applied for loan assistance via the Paycheck Protection Program (“PPP”) being administered under the Coronavirus Aid, Relief, and Economic Security Act (the ''CARES Act'') by the Small Business Administration in response to the COVID-19 pandemic. On April 24, 2020, the Company received $822,851 in loan proceeds from the PPP. As of the date of this Offering Circular, the amount received from the PPP that might convert into a grant has not been finalized yet. The funds received from the PPP loan will help cover payroll costs during a portion of the COVID-19 pandemic.

Cash Flow

The table below, for the periods indicated, provides selected cash flow information:

	Year ended December 31,
	2019	2018
Net cash used in operating activities	$(8,521,549)	$(13,168,113)
Net cash used in investing activities	(1,162,624)	(1,222,041)
Net cash provided by financing activities	8,834,448	4,384,695
Net decrease in cash and cash equivalents	$(849,725)	$(10,205,459)

Net Cash Used in Operating Activities

Cash provided by operating activities is influenced by the amount of cash we invest in personnel, marketing, and infrastructure to support the anticipated growth of our business, the number of customers to whom we lease our ADMs, the amount and timing of accounts receivable collections, as well as the amount and timing of disbursements to our vendors.

Net cash used in operating activities was approximately $8.6 million for the year ended December 31, 2019. Net cash used in operating activities resulted from a net loss of $12.0 million, offset by changes in working capital.

Net cash used in operating activities for the year ended December 31, 2019 decreased by $4.6 million as compared to the prior year.  The decrease was primarily as a result of changes in working capital of $0.9 million as well as decrease in net loss of $1.4 million.

Net Cash Used in Investing Activities

Our primary investing activities have consisted of capital expenditures and investment in ADMs. As our business grows, we expect our capital expenditures to continue to increase.

Net cash used in investing activities for the year ended December 31, 2019 was approximately $1.2 million which is the same as in prior year.

Net Cash Provided by Financing Activities

Our financing activities have consisted primarily of raising proceeds through issuing stock, net of repayment of debt and convertible notes financing.

In order to obtain capital to finance our operations, in February 2019 we entered into the Financing Arrangement with Farnam. Under this Financing Arrangement, we collateralized fifty (50) ADMs and have an initial repayment period of two years for a monthly payment of $121,129  plus tax and an option to purchase these ADMs back for $1,350,000 plus tax or, at the end of the two year period (March 2021) we can elect to extend the repayment period for an additional year at a monthly payment of $66,621 plus tax with a final payment of $600,000 plus tax at the end of the additional year. The effective interest rate under the two and three-year repayment periods is 35% and 31%, respectively. On April 24, 2020, we amended the Financing Arrangement with Farnam by deferring April and March 2020 payments due to Farnam to the end of the Financing Arrangement and by extending the term of the agreement by two months and forgoing the security deposit of $242,000 paid to Farnam.

Net cash provided by financing activities was approximately $8.8 million for the year ended December 31, 2019, primarily driven by $3.0 million in net proceeds from issuance of our ongoing private placement of Series S Preferred Stock, $3.6 million in net proceeds from the issuance of a convertible notes (including $0.9 million of funding that was received in 2019 for convertible notes that were issued on January 8, 2020 (see Note 10 – Subsequent Events to the audited financial statements for details), $3 million from the Financing Arrangement with Farnam and $0.3 million in proceeds from issuance of loan payable that was partially offset by loan repayments of $0.9 million.

Net cash provided by financing activities for the year ended December 31, 2019 increased by $4.5 million as compared to the respective period of the prior year primarily due to higher proceeds realized from the Farnam Financing Arrangement and Convertible Note Financing.

Series S Preferred Regulation D Offering

On July 11, 2018, the Company commenced an offering of up to $50 million of its Series S Preferred Stock pursuant to Regulation D (“Regulation D”) and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) to raise additional capital for operations (the “Regulation D Offering”). We are offering to sell up to 6,250,000 shares of Series S Preferred Stock, which are convertible into shares of Class A Common Stock, at a price of $8.00 per share. Consistent with prior financings by the Company, the Regulation D Offering has been conducted with rolling closes, and such closes may continue for another 6 to 15 months. As of December 31, 2019, the Company has raised $3.8 million through the Regulation D Offering, of which $1.0 million was received during the year ended December 31, 2019. Issuance costs related to Regulation D Offering were $0.3 million as of December 31, 2019.

Series S Preferred Regulation A Offering

On May 21, 2019 the Company filed an offering statement in connection with a proposed offering of up to $50 million of its Series S Preferred Stock pursuant to Regulation A of the Securities Act, to raise additional capital for operations (the “2019 Regulation A Offering”). The offering statement was qualified by the Securities and Exchange Commission (the “Commission”) on July 22, 2019 and the Company commenced the 2019 Regulation A Offering shortly thereafter. Consistent with prior financings by the Company, the 2019 Regulation A Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering. For clarity, the 2019 Regulation A Offering is being conducted simultaneously with the Regulation D Offering for aggregate proceeds of $50 million. As of December 31, 2019, the Company has raised $2.5 million from the 2019 Regulation A Offering, offset by $0.2 million in issuance costs.  As of the date of this Offering Circular, the Company has raised $5,576,759 from the 2019 Regulation A Offering.  The Company will terminate the 2019 Regulation A Offering at such time as the Offering Statement of which this Offering Circular forms a part is qualified by the Commission, if such offering has not already terminated.

Issuance of Series m Preferred Stock and Series m-3 Preferred Stock and Related Warrants Issuance of Series m, m-2 and m-3 Preferred Stock; Conversion of Certain Series m Preferred Stock into Series m-2 Preferred Stock and Related Warrants

On January 10, 2017, the Company commenced an offering of up to $20 million of its Series m Preferred Stock pursuant to Regulation A of the Securities Act, to raise additional capital for operations (the “2017 Regulation A Offering,” and, together with the 2019 Regulation A Offering, the “Regulation A Offerings”). We offered to sell up to 6,666,666 shares of Series m Preferred Stock, convertible into shares of Class A Common Stock, at a price of $3.00 per share. We concluded all sales of stock pursuant to the 2017 Regulation A Offering in the fourth quarter of 2017. The net proceeds of the sales of our Series m Preferred Stock through the 2017 Regulation A Offering as well as through private placement transactions conducted around the same period, after deduction of total offering expenses and commissions, was $18,172,665. Following the termination of the 2017 Regulation A Offering, the Company raised additional funds in private placements pursuant to Regulation D through the issuance of its Series m-3 Preferred Stock and warrants to purchase Series m-3 Preferred Stock, which generated net proceeds of $1,438,402, or $3.50 per share, during the year ended December 31, 2018. In January and February 2018, the Company converted 1,327,423 shares of Series m Preferred Stock into shares of Series m-2 Preferred Stock at a 1:1 conversion ratio.

The Company sold shares of its Series m-2 Preferred Stock for $3.00 per share in a private placement pursuant to Regulation D during the year ended December 31, 2018 for net proceeds of $999,999 after deduction of total offering expenses.

The proceeds of the 2017 Regulation A Offering and private placements of Series m-3, Series m-2 and Series S Preferred Stock have been and will be used to expand our sales nationwide and to further develop our current technology.

In connection with the placement of the Series m-3 Preferred Stock during the year ended December 31, 2018, the Company issued to the purchasers warrants to purchase an aggregate of 410,972 shares of Series m-3 Preferred Stock. The warrants have an exercise price of $4.00 per share and expire on the earlier of two years from the date of the warrant, a change of control of the Company, or the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act (the “IPO”).

In connection with the term loan received in May 2018, the Company issued warrants to purchase an aggregate of 77,413 shares of Class B Common Stock. The warrants have an exercise price of $1.26 per share and expire on the earlier of ten years from the date of the warrant, a change of control of the Company, or the IPO.

Convertible Promissory Notes and Series S Preferred Stock Warrants, and the Related Conversion of Certain Series m-3 Preferred Stock into Series m-4 Preferred Stock

On April 30, 2019 the Company signed a Note and Warrant Purchase Agreement under the form of which the Company can issue up to $15,000,000 of convertible promissory notes and warrants to purchase up to 3,000,000 shares of Series S Preferred Stock (20% warrant coverage) (the “Convertible Note Financing”). Pursuant to the terms of the Convertible Note Financing, the Company became obligated to exchange certain of its outstanding shares of Series m-3 Preferred Stock for the newly authorized shares of Series m-4 Preferred Stock upon the closing of at least $1,000,000 in aggregate principal amount of convertible promissory notes under the Convertible Note Financing. On June 10, 2019, the Company issued, to the same group of Convertible Note Financing investors, 1,432,786 shares of its Series m-4 Preferred Stock in exchange for 1,432,786 shares of its shares of Series m-3 Preferred Stock held by such investors. The Series m-4 Preferred Stock has a senior liquidation preference to all other Preferred Stock and Common Stock of the Company, has an accruing payment in kind dividend in the form of Series m-4 Preferred Stock of 12%, and has certain other preferential rights, including voting rights, as further explained in the Company’s amended and restated certificate of incorporation. Exchange of Series m-3 Preferred Stock for Series m-4 Preferred Stock was inclusive of inducement expenses of $0.9 million (see Note 4 to the audited financial statements for details). Warrants to purchase shares of Series S Preferred Stock of the Company were also issued to investors who invested in the Convertible Note Financing. The warrants to purchase shares of Series S Preferred Stock have an exercise price of $4.50 per share and expire on the earlier of December 31, 2021 or 18 months after the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act. The convertible promissory notes have a maturity date of January 1, 2022, provide for interest at a rate of 12% per annum upon the maturity date, are generally the most senior company security (subject to limited subordination carve-outs) and provide for significant discounts upon a qualified financing or an initial public offering, and for a premium upon a change of control. As of December 31, 2019, the Company had issued convertible notes in the aggregate principal amount of $2,685,000 (out of $15,000,000) and on January 8, 2020 issued additional $1,072,250 of convertible notes (see Note 10 – Subsequent Events to audited financial statements for details) for which $972,250 was received in cash by the Company prior to December 31, 2019. A warrant for the purchase up to 537,000 and 194,450 shares of Series S Preferred Stock was also issued and accrued for, respectively, to the same convertible note holders. The warrants have an exercise price of $4.50 per share and expire on the earlier of December 31, 2021 or 18 months after the closing of the IPO.

In connection with the Convertible Note Financing, William Santana Li, the Chief Executive Officer and sole director of the Company, was granted a voting proxy to vote substantially all of the shares of the Company’s Series m-4 Preferred Stock, and the stock issued upon the conversion of warrants to purchase all of the shares of the Company’s Series m-3 Preferred Stock and upon the conversion of warrants to purchase shares of the Company’s Series S Preferred Stock, and the stock issuable upon conversion of the convertible promissory notes issued as part of the Convertible Note Financing, in each case to the extent that such shares are held by participants in the Convertible Note Financing (the “Voting Proxy”). The votes held by Mr. Li as a result of the conversion of outstanding convertible securities subject to the Voting Proxy cannot be determined as of the date of this Offering Circular, but the outstanding securities to which the Voting Proxy applies represents approximately 2.79% of the Company’s aggregate voting power.

The Series S Preferred Stock has a right to convert at any time into Class A Common Stock. The initial conversion rate was 1:1, which conversion rate will continue to be adjusted pursuant to the broad-based weighted average anti-dilution adjustment provisions provided for in the Company’s amended and restated certificate of incorporation, including without limitation as a result of the issuance of warrants to purchase Series S Preferred Stock in connection with the Convertible Note Financing referenced in the paragraph above, which may continue to have closings simultaneously with the Regulation D Offering and 2019 Regulation A Offering of Series S Preferred Stock. As of December 31, 2019, the conversion rate has been adjusted to 1.006289 shares of Class A Common Stock for every 1 share of Series S Preferred Stock.

In connection with the placement of the Series m-3 Preferred Stock during the year ended December 31, 2018, the Company issued to the purchasers warrants to purchase an aggregate of 410,972 shares of Series m-3 Preferred Stock. The warrants have an exercise price of $4.00 per share. In connection with the exchange of the Company’s Series m-3 Preferred Stock into Series m-4 Preferred Stock, the term of these warrants was extended such that the warrants would expire on the earlier of December 31, 2021 or 18 months after the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act.

Credit Facilities

In November 2016, the Company granted each of Structural Capital Investments II, LP and Structural Capital Investments II-C, LP a warrant to purchase an aggregate of 53,918 Series B Preferred Stock shares. The warrants have an exercise price of $2.0401 per share and expire upon the later of November 7, 2026 or two years following the Company’s firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act, provided that the aggregate gross proceeds to the Company are not less than $50,000,000.

In May 2018, the Company entered into a Loan and Security Agreement with Silicon Valley Bank, which allowed for individual term loans to be drawn in amounts totaling up to $3,500,000 (the “SVB Loan Facility”). The Company had the ability to draw funds under the SVB Loan Facility until the earlier of January 10, 2019 or an event of default. Each individual term loan called for 18 equal monthly payments of principal plus accrued interest which would fully amortize the term loan. Outstanding borrowings under the term loan agreement bore interest at a floating rate of 1.75% above the prime rate as published in the Wall Street Journal. Only one individual term loan in the amount of $425,000 was drawn by the Company in May 2018. The loan was fully repaid in February 2019 in connection with a new $3 million dollars debt received from Farnam.

In connection with the SVB Loan Facility, the Company granted Silicon Valley Bank a warrant to purchase up to 77,413 shares of the Company’s Class B Common Stock at an exercise price of $1.26 per share and which expires on the earlier of ten years from the date of the warrant or a change of control of the Company.

In order to obtain capital to finance our operations, in February 2019 we entered into a financing arrangement with Farnam for $3,000,000 (the “Financing Arrangement”). Under this Financing Arrangement, we collateralized fifty (50) ADMs and have an initial repayment period of two years for a monthly payment of $121,129 plus tax and an option to purchase these ADMs back for $1,350,000 plus tax or, at the end of the two year period (March 2021) we can elect to extend the repayment period for an additional year at a monthly payment of $66,621 plus tax with a final payment of $600,000 plus tax at the end of the additional year. The effective interest rate under the two and three-year repayment periods is 35% and 31%, respectively. On April 24, 2020, we amended the Financing Arrangement with Farnam by deferring the March and April 2020 payments due to Farnam to the end of the Financing Arrangement and by extending the term of the agreement by two months and forgoing security deposit of $242,120 paid to Farnam.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our accompanying financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that can have significant impact on the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of assets and liabilities at the date of our financial statements. For the Company, these estimates include, but are not limited to: deriving the useful lives of ADMs, determination of the cost of ADMs, assessing assets for impairment, and the valuation of convertible preferred stock warrants. Actual results could differ from those estimates. We base our estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On a regular basis, we evaluate our estimates, assumptions and judgments and make changes accordingly.

Useful Life of the ADMs

Depreciation on the ADMs is recorded using the straight-line method over the expected life of the asset, which ranges from three to four and half years. The useful life of the ADMs will at times need to be evaluated to assess whether the remaining useful lives continue to be appropriate or require adjustments to reflect changes in the functionalities of the ADMs, the potential effects from the introduction of new versions and upgrades, and technological obsolescence.

Impairment of Long-Lived Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. If estimates of future undiscounted net cash flows are insufficient to recover the carrying value of the assets, we will record an impairment loss in the amount by which the carrying value exceeds the fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, we will depreciate or amortize the net book value of the assets over the newly determined remaining useful lives of such assets. None of the Company’s ADMs or property and equipment was determined to be impaired as of December 31, 2019 and December 31, 2018. Accordingly, no impairment loss has been recognized in any of the periods presented.

Estimated Fair Value of Convertible Preferred Stock Warrants

Freestanding warrants for preferred shares that are contingently redeemable upon a liquidation event of the Company are classified as a liability on the balance sheet at their estimated fair value. At the end of each reporting period, the change in estimated fair value during the period is recorded in other income (expense), net in the statements of operations. With the assistance of an unrelated third-party valuation specialist, we historically have estimated the fair values of these warrants using the backsolve method based on the proximity of the valuation date to the closing of a financing, or a combination of both the backsolve method from recent financings and the discounted cashflow method. We then utilized an option pricing model to allocate the enterprise value of the Company to the warrants. We will continue to adjust the carrying value of the warrants until such time as these instruments are exercised, expire or convert into warrants to purchase shares of common stock. At that time, the liabilities will be reclassified to additional paid-in-capital, a component of stockholders’ deficit.

Recent Accounting Pronouncements

See Note 1 in the audited financial statements for details under the caption Recent Accounting Pronouncements for a discussion of new accounting pronouncements.

Material Weaknesses

In connection with the audit of our financial statements for the year ended December 31, 2019, our independent auditor identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.  The material weaknesses related to certain corporate finance and accounting oversight functions residing over the detection of errors that were present within the Company’s valuation of its common stock and other equity instruments, the accounting for and the balance sheet and cashflow presentation of material amounts of funding received in advance of issuing the respective convertible preferred stock notes and warrants and the timely completion and review of the Company’s Annual Report on Form 1-K for the year ended December 31, 2019, which were primarily the result of the lack of sufficient and competent accounting and finance resources. The Company plans on hiring a corporate controller or CFO who has the requisite US GAAP and SEC Reporting expertise upon completion of the 2019 Regulation A Offering to remediate these material weaknesses. As of the date of this Offering Circular, the Company has hired an interim controller and an interim accounting manager while it continues to recruit for the CFO position.

Trend Information

Our primary goal remains meeting client demands for additional orders of our technology and ensuring consistent performance in the field. The Company is focused on scaling its business to meet incoming orders. Increasing demand, along with media coverage in the United States, has driven and continues to drive an increase in orders and client inquiries.

Sales trends for the year ended December 31, 2019 showed demand across all of Knightscope’s product service lines. The sales pipeline continues to grow and is strong, though similar to many business-to-business transactions, the enterprise sales cycle is extremely lengthy. Although we have executed contracts in less than 30 days, notionally these negotiations can range up to several years, taking into account the customer’s budget, finance, legal, cyber security, human resources, facilities and other reviews. The sales process for this brand-new technology requires significant streamlining and improvements, and we are taking steps to ensure our sales processes are robust, repeatable, and can enable our products to move through the sales pipeline quicker.

Due to numerous geopolitical events, as well as various high-profile incidents of violence across the United States, we believe that the market for our technologies will continue to grow. At the same time, we expect that competing products may appear in the marketplace in the near future, creating pressures on us to improve on our production methods, cost, quality and product features.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s executive officers and key members of the management team (the “Leadership”) and the sole member of the board of directors of the Company as of December 31, 2019 are listed below. The sole director and Leadership are full-time employees.

Name	Current Position	Age	Date Appointed to Current Position
Director, Executive Officers, and Key Employees:

William Santana Li	Sole director and CEO	50	Appointed to indefinite term of office April 5, 2013
Stacy Dean Stephens	Chief Client Officer	48	Reappointed to indefinite term of office June 18, 2018
Mercedes Soria	Chief Intelligence Officer	46	Reappointed to indefinite term of office June 18, 2018
Aaron J. Lehnhardt	Chief Design Officer	47	Reappointed to indefinite term of office June 18, 2018

William Santana Li, Chairman and CEO

William (“Bill”) Santana Li has served as our sole director and Chief Executive Officer (“CEO”) since April 2013. Mr. Li is an American entrepreneur with over 25 years of experience from working in the global automotive sector and founding and leading a number of startups. From 1990 to 1999, Mr. Li held multiple business and technical positions at Ford Motor Company across four continents.

His positions at Ford ranged from component, systems, and vehicle engineering with the Visteon, Mazda, and Lincoln brands; to business and product strategy on the United States youth market, India, and the emerging markets in Asia-Pacific and South America; as well as the financial turnaround of Ford of Europe. In addition, he was on the “Amazon” team, which established an all-new modular plant in Brazil. Subsequently, he served as Director of Mergers & Acquisitions.

After internally securing $250 million in financing, Mr. Li founded and served as COO of GreenLeaf LLC, a Ford Motor Company subsidiary that became the world’s second largest automotive recycler. Under his leadership, GreenLeaf grew to more than 600 employees, 20 locations worldwide, and annual sales of approximately $150 million. At the age of 28, Bill was the youngest senior executive at Ford Motor Company worldwide.

After successfully establishing GreenLeaf, Mr. Li was recruited by SoftBank Venture Capital to establish and serve as the President and CEO of the Model E Corporation, a newly established automobile manufacturer that focused on the “Subscribe and Drive” model in California. Mr. Li also founded Carbon Motors Corporation in 2003, and as its Chairman and CEO until February 2013, focused it on developing the world’s first purpose-built law enforcement patrol vehicle.

Mr. Li earned a BSEE from Carnegie Mellon University and an MBA from the University of Detroit Mercy. He is married to Mercedes Soria.

As of November 22, 2019, Marina Hardof resigned as the Company’s Chief Financial Officer. The Company has not replaced Ms. Hardof as of the date of this Offering Circular. Mr. Li has assumed the responsibilities of the Company’s principal financial officer and principal accounting officer until a replacement is found.

Stacy Dean Stephens, EVP and Chief Client Officer

Stacy Dean Stephens is our Chief Client Officer and co-founded the Company in April of 2013. Previously, he co-founded Carbon Motors Corporation with Mr. Li, where he led marketing operations, sales, product management, partnership marketing and customer service. At Carbon Motors, Mr. Stephens established the “Carbon Council,” a customer interface and users group consisting of over 3,000 law enforcement professionals across all 50 states and actively serving over 2,200 law enforcement agencies.

Prior to co-founding Carbon Motors Corporation, Mr. Stephens served as a police officer for the Coppell (Texas) Police Department from 2000 to 2002. In recognition of his accomplishments, Mr. Stephens was named one of Government Technology magazine’s “Top 25 Doers, Dreamers & Drivers” in 2011.

Mr. Stephens studied aerospace engineering at the University of Texas in Arlington. He subsequently earned a degree in criminal justice and graduated as valedictorian from Tarrant County College in Fort Worth, Texas. He is a member of the International Association of Chiefs of Police (“IACP”) and also sits on the IACP Division of State Associations of Chiefs of Police SafeShield Project, which seeks to critically examine existing and developing technologies for the purpose of preventing and minimizing officer injuries and fatalities.

Mercedes Soria, EVP and Chief Intelligence Officer

Mercedes Soria is our Chief Intelligence Officer and has been with Knightscope since April 2013. Ms. Soria is a technology professional with over 15 years of experience in systems development, life cycle management, project leadership, software architecture and web applications development.

Ms. Soria led IT strategy development at Carbon Motors Corporation from 2011 until 2013. From 2002 to 2010, Ms. Soria was Channel Manager and Software Development Manager for internal operations at Deloitte & Touche LLP, where her team deployed software that was used daily across the firm’s thousands of employees. From 1998 to 2002, Ms. Soria worked as a software developer at Gibson Musical Instruments leading the effort to establish its online presence.

Ms. Soria obtained Bachelor and Master’s degrees in Computer Science from Middle Tennessee State University with honors, as well as an Executive MBA from Emory University. She is also a certified Six Sigma green belt professional and a member of the Society of Hispanic Professional Engineers. She is married to William Santana Li.

Aaron J. Lehnhardt, EVP and Chief Design Officer

Aaron Lehnhardt has served as our Chief Design Officer since November 2015. Previously, from the Company’s inception in April 2013 until November 2015, Mr. Lehnhardt served as Chief Designer of the Company. From 2002 to April 2013, Mr. Lehnhardt was the co-owner of Lehnhardt Creative LLC where he worked on advanced propulsion vehicle design, personal electronics, product design, video game design, and concept development work.

From 2004 to 2011, Mr. Lehnhardt was Chief Designer at California Motors (“Calmotors”), where he led the design for various concepts for HyRider hybrid vehicles, the Calmotors 1000 horsepower hybrid super car, Terra Cruzer super off road vehicle, multiple vehicles for the U.S. Military, and various other hybrid and electric vehicles. He was also the lead designer and partner of Ride Vehicles LLC, a sister company to Calmotors, which worked on a 3-wheeled, standup personal mobility vehicle.

Mr. Lehnhardt began his career in 1994 in the Large Truck Design Studio of Ford Motor Company, where he worked on the Aeromax and Excursion truck programs. His progress led him to the Large Vehicle Production Studio to work on the Mustang and Windstar models. He also successfully aided the development of the GT90, My Mercury, Th!nk, P2000 Prodigy, and certain concept vehicles.

Mr. Lehnhardt earned his Bachelor of Fine Arts in Transportation Design from the College for Creative Studies in Detroit, Michigan. He also served as an Alias 3D instructor at the College for Creative Studies.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated the Leadership as follows:

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
William Santana Li	CEO	$257,558	$-	$257,558
Stacy Dean Stephens	Chief Client Officer	$188,476	$-	$188,476
Mercedes Soria	Chief Intelligence Officer	$227,814	$3,041	$230,855
Aaron J. Lehnhardt	Chief Design Officer	$208,066	$3,041	$211,107
Marina Hardof (1)	Chief Financial Officer	$238,125	$-	$238,125

(1)	Marina Hardof resigned as Chief Financial Officer as of November 22, 2019. Table reflects compensation through that date.

Other compensation represents non-cash stock-based compensation.

Other than cash compensation, health benefits and stock options, no other compensation was provided. The Company’s sole director did not receive any compensation in connection with his directorship.

Employee and Service Provider Equity Incentive Plans

The Company has adopted a 2014 Equity Incentive Plan (the “2014 Plan”) and a 2016 Equity Incentive Plan (the “2016 Plan”). The 2014 Plan was terminated upon the adoption of the 2016 Plan. However, the 2014 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. Each of the 2016 Plan and the 2014 Plan provide for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, or restricted stock units to our employees, directors and consultants. Both plans are administered by our board of directors and the board of directors is referred to in this section as the “administrator” of the plan.

Authorized Shares. Stock options for the purchase of 636,000 shares of our Class B Common Stock are outstanding under our 2014 Plan. Stock options for the purchase of 3,960,208 shares of our Class A Common Stock are outstanding under our 2016 Plan, and an additional 4,423,606 shares of our Class A Common Stock have been reserved for issuance pursuant to our 2016 Plan. A total of 6,148,814 shares of our Class A Common Stock have been reserved for issuance pursuant to our 2016 Plan. In addition, the shares of Class A Common Stock reserved for issuance under our 2016 Plan also include (i) a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock reserved but unissued under the 2014 Plan, as of immediately prior to the termination of the 2014 Plan, and (ii) a number of shares of Class A Common Stock equal to the number of shares subject to awards under the 2014 Plan that, on or after the termination of the 2014 Plan, expire or terminate and shares previously issued pursuant to the 2014 Plan, that, on or after the termination of the 2014 Plan, are forfeited or repurchased by us (provided that the maximum number of shares of Class A Common Stock that may be added to our 2016 Plan pursuant to (i) and (ii) is 2,235,000 shares).

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock or restricted stock units, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2016 Plan.

Stock Options. The 2014 Plan was terminated as of December 21, 2016. As a result, new stock options may only be granted under our 2016 Plan. The exercise price of options granted under our 2016 Plan must at least be equal to the fair market value of our Class A Common Stock on the date of grant. The term of an option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term on an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. If an individual’s service terminates other than due to the participant’s death or disability, the participant may exercise his or her option within 30 days of termination or such longer period of time as provided in his or her award agreement. If an individual’s service terminates due to the participant’s death or disability, the option may be exercised within six months of termination, or such longer period of time as provided in his or her award agreement. However, in no event may an option be exercised after the expiration of its term. Subject to the provisions of our 2016 Plan the administrator determines the other terms of options.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2014 Plan and 2016 Plan generally do not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table sets out, as of the date of this Offering Circular, the voting securities of the Company that are beneficially owned by the executive officers and sole director, and other persons holding more than 10% of any class of the Company’s voting securities, or having the right to acquire those securities.

Beneficial Owner	Title of Class	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable (Stock Options)	Percent of Class	Total Voting Power(1)
Director and Executive Officers Owning Over 10% of Common Stock

William Santana Li (2)	Class B Common	455 W. Evelyn Ave. Mountain View, CA 94041	7,000,000	-	68.70%	29.45%

Stacy Dean Stephens	Class B Common	5400 Broken Bend Drive McKinney, TX 75070	3,000,000	-	29.44%	11.43%

All current officers and directors as a group (4 in total):	Class B Common		10,000,000	2,200,000	98.15%	45.66%

Stockholders with Over 10% Beneficial Ownership of Preferred Stock (3)

New Direction IRA Inc.	Series m Preferred Stock	1070 West Century Drive Louisville, CO 80027	5,339,215		22.83%	2.03%

NetPosa Technologies (Hong Kong) Limited	Series B Preferred Stock	Suite 1023, 10/F, Ocean Centre, 5 Canton Road, Tsim Sha Tsui, Kowloon Hong Kong	2,450,860	-	10.50%	15.26%

(1)	Percentage of total voting power represents voting power with respect to all shares of the Company’s outstanding capital stock as if converted to Class A Common Stock and Class B Common Stock, as applicable, as a single class. The holders of Series A Preferred Stock, Series B Preferred Stock, Series m-2 Preferred Stock and Class B Common Stock are entitled to ten votes per share. The holders of our Series m Preferred Stock, Series m-1 Preferred Stock, Series m-3 Preferred Stock and Class A Common Stock are entitled to one vote per share.

(2)	In connection with the Convertible Note Financing, Mr. Li was granted the Voting Proxy. The votes held by Mr. Li as a result of the conversion of outstanding convertible securities subject to the Voting Proxy cannot be determined as of the date of this Offering Circular, and are not reflected in the above chart, but the outstanding securities to which the Voting Proxy applies represents approximately 2.79% of the Company’s aggregate voting power.

(3)	None of the Company’s officers and directors owns shares of Preferred Stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than grants of stock options, we have not entered into any transactions in which the management or related persons have an interest outside of the ordinary course of our operations.

SECURITIES BEING OFFERED

General

The Company is offering up to 3,000,000 shares of Series S Preferred Stock, which are convertible into shares of Class A Common Stock.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Knightscope’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Knightscope’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws and to the applicable provisions of Delaware law.

At the date of this Offering Circular, Knightscope’s authorized capital stock consists of

•	114,000,000 shares of Class A Common Stock, $0.001 par value per share,
•	30,000,000 shares of Class B Common Stock, $0.001 par value per share, and
•	43,405,324 shares of Preferred Stock, $0.001 par value per share, of which
o	8,936,015 shares are designated as Series A Preferred Stock,
o	4,707,501 shares are designated as Series B Preferred Stock,
o	6,666,666 shares are designated as Series m Preferred Stock,
o	333,334 shares are designated as Series m-1 Preferred Stock,
o	1,660,756 shares are designated as Series m-2 Preferred Stock,
o	3,490,658 shares are designated as Series m-3 Preferred Stock,
o	13,108,333 shares are designated as Series S Preferred Stock, and
o	4,502,061 shares are designated as Series m-4 Preferred Stock.

At the date of this Offering Circular, the issued and outstanding shares and options of the Company are as follows:

•	10,189,000 shares of Class B Common Stock;
•	8,936,015 shares of Series A Preferred Stock;
•	4,653,583 shares of Series B Preferred Stock;
•	5,339,215 shares of Series m Preferred Stock;
•	1,660,756 shares of Series m-2 Preferred Stock;
•	16,757 shares of Series m-3 Preferred Stock;
•	1,432,786 shares of Series m-4 Preferred Stock;
•	1,780,449 shares of Series S Preferred Stock;
•	636,000 shares of Class B Common Stock that are issuable pursuant to employee stock options that have been issued under the 2014 Equity Plan and 3,960,208 shares of Class A Common Stock that are issuable pursuant to employee stock options that have been issued under the 2016 Equity Plan.

Common Stock

We have two authorized classes of common stock, Class A Common Stock and Class B Common Stock. All currently outstanding stock options are eligible to be settled in or exercisable for shares of either our Class A Common Stock or Class B Common Stock. All currently outstanding shares of Preferred Stock are convertible into shares of either Class A Common Stock or Class B Common Stock. The Series A Preferred Stock, the Series B Preferred Stock and the Series m-2 Preferred Stock (collectively, the “Super Voting Preferred Stock”) are convertible into shares of Class B Common Stock. The Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-3 Preferred Stock, the Series m-4 Preferred Stock and the Series S Preferred Stock (collectively, the “Ordinary Preferred Stock”) are convertible into shares of Class A Common Stock.

Voting Rights

Holders of our Class A Common Stock and Class B Common Stock have identical rights, provided however that, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of Class A Common Stock are entitled to one vote per share of Class A Common Stock and holders of Class B Common Stock are entitled to 10 votes per share of Class B Common Stock. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require either holders of our Class A Common Stock or Class B Common Stock to vote separately as a single class if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our board of directors currently consists of a sole member and we have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividend Rights

Holders of the Company’s common stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the Company’s Preferred Stock, as detailed in the Company’s amended and restated certificate of incorporation. Following payment of dividends to the holders of Preferred Stock in accordance with the preferential order set out in the amended and restated certificate of incorporation, including the Series S Preferred Stock, any additional dividends set aside or paid in a given year, shall be set aside and paid among the holders of the Preferred Stock and common stock on an as-converted basis. The rights to dividends are not cumulative. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company and only after the satisfaction of any liquidation preferences granted to the holders of all shares of the outstanding Preferred Stock in accordance with the liquidation stack provided for in the amended and restated certificate of incorporation of the Company.

Rights and Preferences

Holders of the Company’s common stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s common stock.

Conversion Rights

Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon any transfer of such shares other than for tax planning purposes and certain other limited exceptions, as outlined in the Company’s amended and restated certificate of incorporation.

Each share of Class B Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice of such transfer to the Company’s transfer agent.

Ordinary Preferred Stock

The Company has authorized the issuance of the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-3 Preferred Stock, the Series m-4 Preferred Stock and the Series S Preferred Stock (the “Ordinary Preferred Stock”), which contain substantially similar rights, preferences, and privileges, as other series of Preferred Stock, except as described below.

Conversion Rights

Shares of Ordinary Preferred Stock are convertible, at the option of the holder, at any time, into fully-paid nonassessable shares of the Company’s Class A Common Stock at the then-applicable conversion rate. At the date of this Offering Circular, the conversion rate for the Ordinary Preferred Stock other than Series S Preferred Stock is one share of Class A Common Stock, as applicable, per one share of Ordinary Preferred Stock. At the date of this Offering Circular, the conversion rate for the Series S Preferred Stock is one share of Class A Common Stock per one share of Series S Preferred Stock. The conversion rate is subject to anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the respective series of Preferred Stock, except Series m-3 Preferred Stock, in case shares of common stock, on an as converted basis, are issued for a price per share below the price per share of the relevant series of Preferred Stock, subject to customary exceptions, in accordance with the Company’s amended and restated certificate of incorporation.

The Series S Preferred Stock has a right to convert at any time into Class A Common Stock. The initial conversion rate for the conversion is 1:1, which conversion rate will continue to be adjusted pursuant to the broad-based weighted average anti-dilution adjustment provisions provided for in the Company’s certificate of incorporation, including without limitation as a result of the issuance of warrants to purchase Series S Preferred Stock in connection with the Convertible Note Financing referenced above, which may continue to have closings simultaneously with this offering.

Additionally, each share of Preferred Stock will automatically convert into Class A Common Stock or Class B Common Stock, as applicable, (i) immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act, (ii) with respect to Preferred Stock other than the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Preferred Stock other than the Series m-4 Preferred Stock then outstanding, or (iii) with respect to the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Series m-4 Preferred Stock then outstanding. The stock will convert in the same manner as a voluntary conversion.

Voting Rights

Each holder of Ordinary Preferred Stock is entitled to that number of votes equal to the number of votes of shares of Class A Common Stock into which such shares are convertible. This means that, at the time of qualification of the Offering Statement by the Securities and Exchange Commission, holders of Ordinary Preferred Stock shall be entitled to one vote for each share of Preferred Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Ordinary Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of common stock.

William Santana Li, the Chief Executive Officer and sole director of the Company, holds the Voting Proxy.

Dividends Rights

Holders of Series m-4 Preferred Stock are entitled to receive cumulative dividends payable semi-annually in arrears with respect to each dividend period ending on and including the last calendar day of each six-month period ending March 31 and September 30, respectively (each such period, a “Dividend Period” and each such date, a “Dividend Payment Date”), at the rate per share of Series m-4 Preferred Stock equal to the Dividend Rate for the Series m-4 Preferred Stock, in each case subject to compliance with applicable law. Dividends to holders of Series m-4 Preferred Stock are paid in kind as a dividend of additional shares of Series m-4 Preferred Stock (“PIK Dividends”) for each Dividend Period on the applicable Dividend Payment Date using a price per share equal to the original issue price; provided that the Company shall not issue any fractional shares of Series m-4 Preferred Stock.

Except as described above, the Company has no obligation to pay any dividends to the holders of Series m-4 Preferred Stock, except when, as and if declared by the Board of Directors out of any assets at the time legally available therefor or as otherwise specifically provided in our amended and restated certificate of incorporation. No distribution will be made with respect to the Series S Preferred Stock, the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-2 Preferred Stock, Series A Preferred Stock, Series m-3 Preferred Stock or the Common Stock until all declared or accrued but unpaid dividends on the Series m-4 Preferred Stock have been paid or set aside for payment to the Series m-4 Preferred Stock holders.

Right to Receive Liquidation Distributions

In the event of any Liquidation Event, as defined in our amended and restated certificate of incorporation (which includes the liquidation, dissolution, merger, acquisition or winding up of the Company), the holders of the Series m-4 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series S Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock, Series m-2 Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series m-4 Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series m-4 Preferred Stock, and (ii) all accrued but unpaid PIK Dividends (if any) on such share of Series m-4 Preferred Stock, whether or not declared, or (B) the consideration that such Holder would receive in the Liquidation Event if all shares of Series m-4 Preferred Stock were converted to Class A Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series m-4 Preferred Stock, where for purposes of (B) such Holder is deemed to hold, in addition to each of its shares of Series m-4 Preferred Stock, any additional shares of Series m-4 Preferred Stock that constitute all accrued but unpaid PIK Dividends, whether or not declared. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series m-4 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series m-4 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive. The Series m-4 Preferred Stock has a $7 per share liquidation preference, which is 2x its original issue price.

The holders of the Series S Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock, Series m-2 Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series S Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series S Preferred Stock, and (ii) all declared but unpaid dividends (if any) on such share of Series S Preferred Stock, or (B) the amount such Holder would receive if all shares of Series S Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series S Preferred Stock. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series S Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series S Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, or (B) the amount such Holder would receive if all shares of the applicable series of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock and Series m-2 Preferred Stock, voting together as a single class. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of Series m-3 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Series m-3 Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series m-3 Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series m-3 Preferred Stock, or (B) the amount such Holder would receive if all shares of Series m-3 Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series m-3 Preferred Stock. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series m-3 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series m-3 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After payment of all liquidation preferences to the holders of the Preferred Stock, as outlined below, all remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the common stock, without any participation in such liquidation by the Preferred Stock. Our amended and restated certificate of incorporation explicitly requires that before any shares of Preferred Stock are converted into common stock, the relevant holder’s right to liquidation preference be surrendered, in order to prevent treatment of shares as both Preferred Stock and common stock for the purpose of distributions of assets upon a Liquidation Event.

Super Voting Preferred Stock

The Company has authorized the issuance of three other series of Preferred Stock. The series are designated Series A Preferred Stock, Series B Preferred Stock and Series m-2 Preferred Stock (the “Super Voting Preferred Stock”). Each series of Super Voting Preferred Stock contains substantially similar rights, preferences, and privileges, except as described below.

Dividend Rights

In any calendar year, the holders of outstanding shares of Preferred Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the dividend rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Common Stock of the Company in such calendar year. Except dividends to Series m-4 Preferred Stock specified above, the right to receive dividends on shares of Preferred Stock is not cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

No distributions shall be made with respect to the Series S Preferred Stock, the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-2 Preferred Stock, Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series m-4 Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared or accrued dividends on the Series m-4 Preferred Stock have been paid or set aside for payment to the Series m-4 Preferred Stock holders.

No distributions shall be made with respect to the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-2 Preferred Stock, Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series S Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series S Preferred Stock have been paid or set aside for payment to the Series S Preferred Stock holders.

No distributions shall be made with respect to the Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock have been paid or set aside for payment to the Series B Preferred Stock holders, the Series m Preferred Stock holders, the Series m-1 Preferred Stock holders and the Series m-2 Preferred Stock holders, as applicable.

No Distributions shall be made with respect to the Series m-3 Preferred Stock unless dividends on the Series A Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series A Preferred Stock have been paid or set aside for payment to the Series A Preferred Stock holders.

No Distributions shall be made with respect to the Common Stock unless dividends on the Series m-3 Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series m-3 Preferred Stock have been paid or set aside for payment to the Series m-3 Preferred Stock holders.

The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Preferred Stock are convertible, at the option of the holder, at any time, into fully-paid nonassessable shares of the Company’s Class A Common Stock or Class B Common Stock at the then-applicable conversion rate. Any shares of Super Voting Preferred Stock shall be convertible to shares of the Company’s Class B Common Stock. Any share of Preferred Stock convertible to shares of Class B Common Stock that has been transferred for any reason other than for tax planning purposes and certain other limited exceptions, as outlined in the Company’s amended and restated certificate of incorporation, shall become convertible into shares of Class A Common Stock. At the date of this Offering Circular, the conversion rate for both the Series A Preferred Stock and the Series B Preferred Stock is one share of Class A Common Stock or Class B Common Stock, as applicable, per one share of Preferred Stock. The conversion rate is subject to anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock or Class B Common Stock, as applicable, issuable upon conversion of the shares of the respective series of Preferred Stock.

Additionally, each share of Preferred Stock will automatically convert into Class A Common Stock or Class B Common Stock, as applicable, (i) immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act, (ii) with respect to Preferred Stock other than the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Preferred Stock other than the Series m-4 Preferred Stock then outstanding, or (iii) with respect to the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Series m-4 Preferred Stock then outstanding. The stock will convert in the same manner as a voluntary conversion.

Voting Rights

Each holder of Preferred Stock is entitled to that number of votes equal to the number of votes of shares of Class A Common Stock or Class B Common Stock, as applicable, into which such shares are convertible. This means that holders of Super Voting Preferred Stock shall be entitled to ten votes for each share held. Fractional votes are not permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of common stock.

William Santana Li, the Chief Executive Officer and sole director of the Company, holds the Voting Proxy.

Preemptive Rights

The Company has granted one investor in its Series m Preferred Stock financing the right to invest up to their pro rata share on a fully-diluted basis in the offerings of securities of the Company. The combined pro-rata rights of such stockholder at the date of this Offering Circular is less than 1% of the fully-diluted capitalization of the Company.

Right to Receive Liquidation Distributions

In the event of a Liquidation Event, the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock held by them equal to the greater of: (A) the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, or (B) the amount such Holder would receive if all shares of the applicable series of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock and Series m-2 Preferred Stock, voting together as a single class. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock or Series m-3 Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the greater of: (A) the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock, or (B) the amount such Holder would receive if all shares of Series A Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After payment of all liquidation preferences to the holders of Preferred Stock, as outlined above, all remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the common stock, without any participation in such liquidation by the Preferred Stock.

Our amended and restated certificate of incorporation explicitly requires that before any shares of Preferred Stock are converted into common stock, the relevant holder’s right to liquidation preference be surrendered, in order to prevent treatment of shares as both preferred stock and common stock for the purpose of distributions of assets upon a Liquidation Event.

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to 3,000,000 shares of Series S Preferred Stock, as described in this Offering Circular. The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website. The Company is also offering the securities in Canada pursuant to private placement exemptions.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering by the Company, assuming all shares are sold:

	Per Share	Total
Public offering price	$10.00	$30,000,000.00

Placement Agent commissions	$0.65	$1,950,000.00

Proceeds, before expenses	$9.35	$28,050,000.00

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create the Company’s campaign page,
•	provide the Company with a dedicated account manager and marketing consulting services,
•	provide a standard purchase agreement to execute between the Company and investors, which may be used at Company’s option and
•	coordinate money transfers to the Company.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to StartEngine Primary will be approximately $1,960,000.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Series S Preferred Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire or ACH only, or credit and debit cards, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $500, or 50 shares of Series S Preferred Stock.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The Company has entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering.  All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this offering. All inquiries regarding this offering or escrow should be made directly to the Company.

In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on income from sales and funds raised in any offerings of debt or equity securities from accredited investors.

Provisions of Note in Our Subscription Agreement

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are required to make annual and semi-annual filings with the Commission. We will make annual report filings on Form 1-K, which was filed on May 12, 2020, and 120 days after the end of the fiscal year thereafter. The annual report will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28th each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

KNIGHTSCOPE, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

F-1

  Report of Independent Auditors

The Board of Directors and Stockholders

Knightscope, Inc.

We have audited the accompanying financial statements of Knightscope, Inc., which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, preferred stock and changes in stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knightscope, Inc. at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Adoption of New Accounting Standard

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), and the related amendments. Our opinion is not modified with respect to this matter.

Knightscope’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations, negative cashflows from operations and therefore will require additional capital to fund its operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

San Francisco, California
May 12, 2020

F-2

KNIGHTSCOPE, INC.

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$608,674	$1,358,399
Restricted cash	100,000	200,000
Accounts receivables	655,659	1,178,625
Prepaid expenses and other current assets	846,573	755,436
Total current assets	2,210,906	3,492,460

Non-current assets:
Autonomous data machines, net	3,030,603	3,311,122
Property and equipment, net	63,055	106,265
Operating lease right-of-use-assets	2,111,818	-
Other assets	319,770	77,650
Total non-current assets	5,525,246	3,495,037

Total assets	$7,736,152	$6,987,497

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$967,681	$751,529
Accrued expenses	671,383	667,880
Deferred revenue	556,653	896,138
Debt obligations	1,034,423	198,352
Operating lease liabilities	482,306	-
Other current liabilities	556,621	290,624
Total current liabilities	4,269,067	2,804,523

Non-current liabilities:
Debt obligations	3,262,917	-
Preferred stock warrant liability	2,246,478	284,848
Operating lease liabilities	1,693,352	-
Deferred rent	-	21,280
Total non-current liabilities	7,202,747	306,128

Total liabilities	11,471,814	3,110,651

Commitments and contingencies (Note 9)

Preferred Stock, $0.001 par value; 25,794,930 shares authorized as of December 31, 2019 and 2018, respectively, 22,820,982 and 22,387,749 shares issued and outstanding at December 31, 2019 and 2018, respectively; aggregate liquidation preference of $55,157,362 and $46,337,834 as of December 31, 2019 and 2018, respectively	42,972,705	38,757,215

Stockholders' deficit:
Class A common stock, $0.001 par, 94,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2019 and 2018	-	-
Class B common stock, $0.001 par, 30,000,000 shares authorized, 10,179,000 shares issued and outstanding as of December 31, 2019 and 2018	10,179	10,179
Additional paid-in capital	2,528,653	2,060,071
Accumulated deficit	(49,247,199)	(36,950,619)
Total stockholders' deficit	(46,708,367)	(34,880,369)
Total liabilities, preferred stock and stockholders’ deficit	$7,736,152	$6,987,497

See accompanying notes to financial statements.

F-3

KNIGHTSCOPE, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2019	2018

Revenue	$3,025,303	$2,938,634
Cost of services	4,632,863	6,248,813
Total gross loss	(1,607,560)	(3,310,179)

Operating expenses:
Research & development	3,083,695	3,542,432
Sales & marketing	3,495,806	5,074,469
General & administrative	1,883,060	2,444,114
Total operating expenses	8,462,561	11,061,015

Loss from operations	(10,070,121)	(14,371,194)

Other income (expense):
Interest expense, net	(2,103,111)	(188,344)
Other expense, net	(68,386)	-
Change in fair value of warrant liabilities	284,751	1,170,511
Total other income (expense)	(1,886,746)	982,167

Net loss before income tax	(11,956,867)	(13,389,027)
Income tax expense	(800)	(800)
Net loss	$(11,957,667)	$(13,389,827)

Basic and diluted net loss per common share	$(1.21)	$(1.32)

Weighted average shares used to compute basic and diluted net loss per share	10,179,000	10,179,000

See accompanying notes to financial statements.

F-4

 KNIGHTSCOPE, INC.

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2019	2018
Cash Flows From Operating Activities
Net loss	$(11,957,667)	$(13,389,827)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,464,045	1,207,186
Stock compensation expense	468,582	338,515
Proud Production warrant expense	104,983	-
Change in warrants fair value	(284,751)	(1,170,511)
Exchange of Series m-3 to m-4 Preferred Stock	900,002	-
Amortization of debt discount	237,687	78,967
Amortization of loan fees	11,893	61,138
Loss from damage of autonomous data machines	74,222	137,538
Changes in operating assets and liabilities:
Accounts receivable	522,966	(833,321)
Prepaid expenses and other current assets	(91,137)	(329,457)
Other assets	(242,120)	217,000
Accounts payable	164,237	96,140
Accrued expenses	136,437	(87,929)
Deferred revenue	(339,485)	356,962
Other current and noncurrent liabilities	329,837	145,729
Deferred rent	(21,280)	3,757
Net cash used in operating activities	(8,521,549)	(13,168,113)

Cash Flows From Investing Activities
Autonomous data machines	(1,145,802)	(1,180,302)
Purchase of property and equipment	(16,822)	(41,739)
Net cash used in investing activities	(1,162,624)	(1,222,041)

Cash Flows From Financing Activities
Proceeds from issuance of Series m-3 Preferred Stock offering, net of issuance costs	-	1,418,666
Payment of issuance costs in Series m Preferred Stock offering	-	(19,736)
Repayments of financing obligations	(4,153)	(16,235)
Proceeds from issuance of Series s Preferred Stock offering, net	2,976,575	2,627,875
Proceeds for the issuance of convertible notes, net of issuance costs	3,561,632	-
Proceeds from issuance of Series m-2 Preferred Stock offering	-	999,999
Principal repayments on loan payable	(949,606)	(1,049,041)
Proceeds from issuance of loans payable, net of origination costs	3,250,000	403,431
Net cash provided by financing activities	8,834,448	4,384,695
Net change in cash and cash equivalents	(849,725)	(10,005,459)
Cash, cash equivalents and restricted cash at beginning of year	1,558,399	11,563,858
Cash, cash equivalents and restricted cash at end of year	$708,674	$1,558,399
Supplemental Disclosure of Cash Flow Information
Cash paid for interest during the year	$718,446	$57,528
Cash paid for income taxes	$800	$800

Supplemental Disclosure of Non-Cash Financing and Investing Activities
Issuance of warrant for Common Stock	$-	$79,645
Issuance of warrants for Preferred Stock	$2,246,382	$174,641
Conversion of Series m-3 to m-4 Preferred Stock	$3,928,487	$-
Series m conversion for Series m-2 stock	$-	$3,982,269
Offering costs included in other assets	$-	$19,297
Autonomous data machines costs in accounts payables and accrued expenses	$51,915	$218,878

See accompanying notes to financial statements.

F-5

KNIGHTSCOPE, INC.

STATEMENTS OF PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ DEFICIT

	Series m Preferred Stock		Series m-2 Preferred Stock		Series m-3 Preferred Stock		Series m-4 Preferred Stock		Series s Preferred Stock		Series A Preferred Stock		Series B Preferred Stock		Class A Common Stock		Class B Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance at December 31, 2017	6,666,638	$17,887,017	-	$-	1,038,571	$2,710,671	-	$-	-	$-	8,936,015	$3,865,155	4,653,583	$9,441,770	-	$-	10,179,000	$10,179	$1,641,911	$(23,560,792)	$(21,908,702)

Stock based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	338,515	-	338,515

Issuance of Series m-2 Preferred stock	-	-	333,333	999,999	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Series m conversion for series m-2 stock net of offering cost	(1,327,423)	(4,021,302)	1,327,423	3,982,269	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Issuance of Series m-3 Preferred stock	-	-	-	-	410,972	1,438,402	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Issuance of Series s Preferred stock, net of issuance costs	-	-	-	-	-	-	-	-	348,637	2,627,875	-	-	-	-	-	-	-	-	-	-

Issuance cost related to Series m-3 Preferred Stock warrant	-	-	-	-	-	(174,641)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
																				-	79,645
Issuance of Class B common Stock warrant	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	79,645
Net Loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(13,389,827)	(13,389,827)
Balance at December 31, 2018	5,339,215	$13,865,715	1,660,756	$4,982,268	1,449,543	$3,974,432	-	$-	348,637	$2,627,875	8,936,015	$3,865,155	4,653,583	$9,441,770	-	$-	10,179,000	$10,179	$2,060,071	$(36,950,619)	$(34,880,369)

Stock based compensation	-	-	-	-															468,582	-	468,582

Series m-3 conversion for series m-4 stock	-	-	-	-	(1,432,786)	(3,928,487)	1,432,786	4,828,489	-	-	-	-	-	-	-	-	-	-	-	-	-

Issuance of Series s Preferred stock, net of issuance costs	-	-	-	-	-	-	-	-	433,233	2,976,575	-	-	-	-	-	-	-	-	-	-	-

Series m-4 accrued dividend	-	-	-	-	-	-		338,913	-	-	-	-	-	-	-	-	-	-	-	(338,913)	(338,913)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		(11,957,667)	(11,957,667)
	5,339,215	$13,865,715	1,660,756	$4,982,268	16,757	$45,945	1,432,786	$5,167,402	781,870	$5,604,450	8,936,015	$3,865,155	4,653,583	$9,441,770	-	$-	10,179,000	$10,179	$2,528,653	$(49,247,199)	$(46,708,367)

See accompanying notes to financial statements.

F-6

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1: The Company and Summary of Significant Accounting Policies

Description of business

Knightscope, Inc. (the “Company”), was incorporated on April 4, 2013 under the laws of the State of Delaware.

The Company designs, develops, builds, deploys, and supports advanced physical security technologies. The Knightscope solution to reducing crime combines the physical presence of our proprietary autonomous data machines (“ADMs”) with real-time on-site data collection and analysis and a human-machine interface. Two of our ADMs, the outdoor “K5” and the indoor “K3”, autonomously patrol client sites without the need for remote control to provide a visible, force multiplying, physical security presence to help protect assets, monitor changes in the environment and deter crime. They gather real-time data using a large array of sensors. The data is accessible through the Knightscope Security Operations Center (“KSOC”), an intuitive, browser-based interface that enables security professionals to review events generated from “really smart mobile eyes and ears” to do their jobs more effectively.

Basis of Presentation and Liquidity

These financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Effective January 1, 2019, the Company adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) ("Topic 842"), issued by the Financial Accounting Standards Board (“FASB”), as discussed below.

Since its inception, the Company has incurred significant operating losses and negative cash flows from operations which is principally the result of significant research and development activities related to the development and continued improvement of the Company’s ADMs (hardware and software).

Cash and cash equivalents on hand was $0.6 million at December 31, 2019, compared to $1.4 million at December 31, 2018. The Company has historically incurred losses and negative cashflows from operations. At December 31, 2019, the Company also had an accumulated deficit of approximately $49.2 million, working capital of ($2.1) million and stockholders’ deficit of $46.7 million. The Company is dependent on additional fundraising in order to sustain its ongoing operations. Without additional fundraising, typically and historically conducted on a rolling close basis, the Company will not be solvent after December 2020. There can be no assurance that the Company will be successful in raising funds at levels sufficient to fund its future operations beyond the current cash runway. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its platforms, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year from the issuance date of these financial statements. Management’s plans include seeking additional financing activities such as issuances of equity, issuances of debt and convertible debt instruments (See Note 10 – Subsequent Events). The Company’s projected cash flows are subject to various risks and uncertainties, and the unavailability or inadequacy of financing to meet future capital needs could force it to modify, curtail, delay, or suspend some or all aspects of its planned operations. Sales of additional equity securities by the Company could result in the dilution of the interests of existing stockholders. The Company will require significant additional financing and is pursuing opportunities to obtain additional financing in the future through private equity and/or debt financings. However, there can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or at all. These financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.

F-7

NOTE 1: The Company and Summary of Significant Accounting Policies (Continue)

Comprehensive Loss

Net loss was equal to comprehensive loss for years ended December 31, 2019 and 2018.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Specific accounts that require management estimates include, but are not limited to, estimating the useful lives of our ADMs and property and equipment, certain estimates required within revenue recognition, estimating fair values of Company’s common stock, share-based awards and warrant liabilities, inclusive of any contingent assets and liabilities. Actual results could differ from those estimates and such differences may be material to the financial statements.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company places its cash and cash equivalents in highly liquid instruments with, and in the custody of, financial institutions with high credit ratings.

Restricted Cash

The Company has restricted cash as a collateral for the Company’s corporate credit cards. As of December 31, 2019 and 2018, the carrying value of restricted cash was $0.1 million and $0.2 million, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company limits the credit exposure of its cash and cash equivalent balances by maintaining its accounts in high credit quality financial institutions. Cash and cash equivalent deposits with financial institutions may occasionally exceed the limits of insurance on bank deposits; however, the Company has not experienced any losses on such accounts. As of December 31, 2019 and 2018, the Company had cash and cash equivalent balances exceeding FDIC insured limits by $0.4 million and $1.1 million, respectively.

The Company extends credit to customers in the normal course of business and performs ongoing credit evaluations of its customers. Concentrations of credit risk with respect to accounts receivable exist to the full extent of amounts presented in the financial statements. The Company does not require collateral from its customers to secure accounts receivable.

Accounts receivable are derived from the rental of proprietary ADMs along with access to browser-based interface Knightscope Security Operations Center (KSOC). The Company reviews its receivables for collectability based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible and provides allowances for potential credit losses, as needed. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts. Based on these assessments, the Company determined that an allowance for doubtful accounts on its accounts receivable balance as of December 31, 2019 and 2018 was not necessary.

At December 31, 2019, the Company had four customers whose accounts receivable balances each totaled 10% or more of the Company’s total accounts receivable (15.3%, 14.6%, 13.5% and 12.6%) compared with three such customers at December 31, 2018 (54%, 12% and 12%).

For the year ended December 31, 2019, the Company had two customers who individually accounted for 10% or more of the Company’s total customer revenue (18% and 16%) compared with one customer for the year ended December 31, 2018 (23%).

F-8

NOTE 1: The Company and Summary of Significant Accounting Policies (Continue)

ADMs

ADMs consist of materials, ADMs in progress and finished ADMs. ADMs in progress and finished ADMs include materials, labor and other direct and indirect costs used in their production. Finished ADMs are valued using a discrete bill of materials, which includes an allocation of labor and direct overhead based on assembly hours. Depreciation expense on ADMs is recorded using the straight-line method over their estimated expected lives, which currently ranges from 3 to 4.5 years. Depreciation expense of finished ADMs included in research and development expense amounted to $14,049 and $67,037, depreciation expense of finished ADMs included in sales and marketing expense amounted to $86,415 and $117,522, and depreciation expense included in cost of services amounted to $1,298,393 and $946,965 for the years ended December 31, 2019 and 2018, respectively.

ADMs, net, consisted of the following:

	December 31,
	2019	2018
Raw materials	$595,094	$586,529
ADMs in progress	50,027	205,678
Finished ADMs	6,144,081	4,904,397
	6,789,202	5,696,604
Accumulated depreciation on Finished ADMs	(3,758,599)	(2,385,482)

ADMs, net	$3,030,603	$3,311,122

The components of the Finished ADMs, net at December 31, 2019 are as follows:

ADMs on lease or available for lease	$5,058,518
Demonstration ADMs	520,008
Research and development ADMs	316,576

Charge boxes	248,979
6,144,081
Less: accumulated depreciation	(3,758,599)
Finished ADMs, net	$2,385,482

Property, Equipment and Software

Property, equipment and software, net is stated at cost less accumulated depreciation and amortization, and is depreciated using the straight-line method over the estimated useful lives of the assets. Computer equipment, software and furniture, fixtures and equipment are depreciated over useful lives ranging from three to five years, and leasehold improvements are depreciated over the respective lease term or useful lives, whichever is shorter. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the balance sheet and any resulting gain or loss is reflected in the statements of operations in the period realized.

F-9

NOTE 1: The Company and Summary of Significant Accounting Policies (Continue)

Property and equipment, leasehold improvements and software, as of December 31, 2019 and 2018 are as follows:

	December 31
	2019	2018
Computer equipment	$51,922	$51,922
Software	8,185	8,185
Furniture, fixtures & equipment	313,759	296,938
Leasehold improvements	44,510	44,510
	418,376	401,555
Accumulated depreciation	(355,321)	(295,290)
Property and equipment, net	$63,055	$106,265

Depreciation and amortization expense on property and equipment included in general and administrative expenses amounted to $9,586 and $75,910 as of December 31, 2019 and 2018, respectively. Depreciation and amortization expense relating to cost of services, research and development and sales and marketing was insignificant for all periods presented.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. If estimates of future undiscounted net cash flows are insufficient to recover the carrying value of the assets, the Company will record an impairment loss in the amount by which the carrying value exceeds the fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the Company will depreciate or amortize the net book value of the assets over the newly determined remaining useful lives. None of the Company’s ADMs or property and equipment was determined to be impaired as of December 31, 2019 and 2018.

Leases

The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are presented separately on the Company's Balance Sheet. The Company does not have any finance lease ROU assets or liabilities. ROU assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date.

The Company’s lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. Because the rate implicit in the lease is not readily determinable, the Company generally uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company factors in publicly available data for instruments with similar characteristics when calculating its incremental borrowing rates. The Company's ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company's leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also include options to renew or extend the lease (including by not terminating the lease) that the Company is reasonably certain to exercise. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods when one of the triggering events outlined in Topic 842 occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

F-10

NOTE 1: The Company and Summary of Significant Accounting Policies (Continue)

The adjustments due to the adoption of Topic 842 primarily related to the recognition of an operating lease right-of-use asset and corresponding operating lease liability for the Company’s leased properties. The Company’s operating lease right-of-use asset and liability were recognized at the adoption date of ASC 842 based on the present value of lease payments over the remaining lease term at the adoption date. In determining the net present value of lease payments, the Company used it’s incremental borrowing rate of 12% based on the information available, including remaining lease term, at the adoption date of ASC 842. As of December 31, 2019, the weighted-average remaining lease term was 3.7 years for the Company’s leased properties.

The impact of the adoption of Topic 842 on the accompanying Balance Sheet as of January 1, 2019 was as follows (in thousands):

	As of January 1, 2019
	December 31, 2018	Adjustments Due to the Adoption of Topic 842	January 1, 2019
Balance Sheet
Operating lease right-of-use assets	$—	$2,541,988	$2,541,988
Operating lease liabilities:
Accrued liabilities (1)	$(21,280)	$21,280	$-
Lease liabilities, current portion	—	(396,142)	(396,142)
Lease liabilities, non-current portion	—	(2,145,846)	(2,145,846)
	$(21,280)	$(2,520,708)	$(2,541,988)

(1)	Includes deferred rent, current and long-term portions of operating lease liabilities which were recorded against the operating lease right-of-use asset upon adoption of Topic 842

There was no effect from the adoption of Topic 842 on the Company’s Statement of cash flows.

The Company's lease contracts often include lease and non-lease components. For facility leases, the Company has elected the practical expedient offered by the standard to not separate lease from non-lease components and accounts for them as a single lease component.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Convertible Preferred Warrant Liabilities and Common Stock Warrants

Freestanding warrants to purchase shares of the Company’s preferred stock are classified as liabilities on the balance sheets at their estimated fair value because the underlying shares of preferred stock are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The preferred stock warrants are recorded at fair value upon issuance and are subject to remeasurement to their respective estimated fair values. At the end of each reporting period, changes in the estimated fair value of the preferred stock warrants are recorded in the statements of operations. The Company will continue to adjust the liability associated with the preferred stock warrants for changes in the estimated fair value until the earlier of the exercise or expiration of the preferred stock warrants, the completion of a sale of the Company or an IPO. Upon an IPO, the preferred stock warrants will convert into warrants to purchase common stock and any liabilities recorded for the preferred stock warrants will be reclassified to additional paid-in capital and will no longer be subject to remeasurement.

The Company issued common stock warrants in connection with the execution of a certain debt financing during the year ended December 31, 2015. Common stock warrants that are not considered derivative liabilities are accounted for at fair value at the date of issuance in additional paid-in capital. The fair value of these common stock warrants is determined using the Black-Scholes option-pricing model.

F-11

NOTE 1: The Company and Summary of Significant Accounting Policies (Continue)

Revenue Recognition

The Company derives its revenues primarily from lease of proprietary ADMs along with access to the browser-based interface KSOC through contracts under the lease accounting that typically have a twelve (12) month term. In addition, the Company derives non-lease revenue items such as professional services related to ADMs’ deployments, special decals and training if any, recognized when control of these services is transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company determines revenue recognition through the following steps:

·	identification of the contract, or contracts, with a customer;
·	identification of the performance obligations in the contract;
·	determination of the transaction price;
·	allocation of the transaction price to the performance obligations in the contract; and
·	recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes revenue as follows:

ADM subscription revenue

ADM subscription revenue is generated from lease of proprietary ADMs along with access to the browser-based interface KSOC through contracts that typically have 12-month terms. These revenue arrangements adhere to lease accounting guidance and are classified as leases for revenue recognition purposes. Currently, all revenue arrangements qualify as operating leases where consideration allocated to the lease deliverables is recognized ratably over the lease term.

Other revenue

Other non-ADM related revenue such as deployment services, decals and training revenue is recognized when services are delivered.

Cost of Services

Cost of services includes depreciation of the ADMs over the useful lives of the ADMs, labor and associated benefits incurred in the production and maintenance of the ADMs, data and communications fees, routine maintenance costs, shipping costs, and other direct costs incurred during assembly and deployment.

Deferred Revenues

In connection with the rentals of the Company’s ADMs, the Company may receive payments for deployment before the earnings process is complete. In these situations, the Company records the payments received as deferred revenues and amortizes them over the term of the lease, which generally is a 12-month period.

Shipping and Handling Costs

The Company classifies certain shipping and handling costs as cost of services in the accompanying statements of operations. The amounts classified as cost of services represent shipping and handling costs associated with the deployment or returns of the ADMs directly to or from customers. Management believes that the classification of these shipping and handling costs as cost of services better reflects the cost of producing the ADMs and selling its services. Shipping and handling costs associated with the transportation of demonstration units shipped to sales personnel and customers are recorded as sales and marketing expenses.

F-12

NOTE 1: The Company and Summary of Significant Accounting Policies (Continue)

The shipping and handling costs recorded within cost of services totaled approximately $26,432 and $86,624 for the years ended December 31, 2019 and 2018, respectively. Shipping and handling costs recorded within sales and marketing totaled approximately $9,875 and $68,021 for the years ended December 31, 2019 and 2018, respectively.

Share-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation, which requires that the estimated fair value on the date of grant be determined using the Black-Scholes option pricing model with the fair value recognized over the requisite service period of the awards, which is generally the option vesting period. Stock-based awards made to nonemployees are measured and recognized based on the estimated fair value on the vesting date and are re-measured at each reporting period. The Company’s determination of the fair value of the stock-based awards on the date of grant, using the Black-Scholes option pricing model, is affected by the fair value of the Company’s common stock as well as other assumptions regarding a number of highly complex and subjective variables. These variables include but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee option exercise behaviors. Because there is insufficient historical information available to estimate the expected term of the stock-based awards, the Company adopted the simplified method of estimating the expected term of options granted by taking the average of the vesting term and the contractual term of the option. For awards with graded vesting, the Company recognizes stock-based compensation expense over the service period using the straight-line method, based on shares ultimately expected to vest. The Company recognizes forfeitures as they occur when calculating stock-based compensation for its equity awards.

Deferred Offering Costs

Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged against the net proceeds of the related stock issuances upon the completion of an offering or to expense if the offering is not completed or aborted.

Research & Development Costs

Research and development costs primarily consist of employee-related expenses, including salaries and benefits, share-based compensation expense, facilities costs, depreciation and other allocated expenses. Research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are recorded in sales and marketing expense in the Company’s statements of operations as incurred. Advertising expense was $2.1 million and $2.3 million for the years ended December 31, 2019 and 2018, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.

A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

F-13

NOTE 1: The Company and Summary of Significant Accounting Policies (Continue)

Basic and Diluted Net Loss per Share

Net loss per share of common stock is computed using the two-class method required for participating securities based on their participation rights. All series of convertible preferred stock are participating securities as the holders are entitled to participate in common stock dividends with common stock on an as converted basis. Holders of Series m-4 Preferred Stock are entitled to receive cumulative dividends payable semi-annually in arrears at the rate per share of Series m-4 Preferred Stock equal to the Dividend Rate for the Series m-4 Preferred Stock, in each case subject to compliance with applicable law. Dividends to holders of Series m-4 Preferred Stock are paid in kind as a dividend of additional shares of Series m-4 Preferred Stock for each Dividend Period on the applicable Dividend Payment Date using a price per share equal to the original issue price; provided that the Company shall not issue any fractional shares of Series m-4 Preferred Stock. The holders of the Company’s convertible preferred stock other than m-4 preferred stock are also entitled to noncumulative dividends prior and in preference to common stock and do not have a contractual obligation to share in the losses of the Company. In accordance with the two-class method, earnings allocated to these participating securities, which include participation rights in undistributed earnings with common stock, are subtracted from net loss to determine net loss attributable to common stockholders upon their occurrence.

Basic net loss per share is computed by dividing net loss attributable to common stockholders (net adjusted for preferred stock dividends declared or accumulated) by the weighted average number of common shares outstanding during the period. All participating securities are excluded from basic weighted-average shares outstanding. In computing diluted net loss attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by diluted weighted-average shares outstanding, including potentially dilutive securities, unless anti-dilutive. Potentially dilutive securities that were excluded from the computation of diluted net loss per share consist of the following:

	December 31,
	2019	2018
Series A Preferred Stock (convertible to common stock)	8,936,015	8,936,015
Series B Preferred Stock (convertible to common stock)	4,653,583	4,653,583
Series m Preferred Stock (convertible to common stock)	5,339,215	5,339,215
Series m-2 Preferred Stock (convertible to common stock)	1,660,756	1,660,756
Series m-3 Preferred Stock (convertible to common stock)	16,757	1,449,543
Series m-4 Preferred Stock (convertible to common stock)	1,432,786	-
Series S Preferred Stock (convertible to common stock)	781,870	348,637
Warrants to purchase common stock	121,913	121,913
Warrants to purchase Series B Preferred Stock	53,918	53,918
Warrants to purchase of Series m-1 Preferred Stock	266,961	266,961
Warrants to purchase of Series m-3 Preferred Stock	1,449,543	1,449,543
Warrants to purchase of Series S Preferred Stock	2,037,000	-
Stock options	9,029,814	9,029,814
Total potentially dilutive shares	35,280,131	33,309,898

As all potentially dilutive securities are anti-dilutive as of December 31, 2019 and 2018, diluted net loss per share is the same as basic net loss per share for each year.

F-14

NOTE 1: The Company and Summary of Significant Accounting Policies (Continue)

Accounting Pronouncements Adopted in 2019

On January 1, 2019, the Company adopted FASB ASU No. 2016-02, Leases (Topic 842), which requires recognition of ROU assets and lease liabilities for most leases on the Company’s Balance Sheet. The Company adopted ASU 2016-02 using a modified retrospective transition approach as of the effective date as permitted by the amendments in ASU 2018-11. As a result, the Company was not required to adjust its comparative period financial information for effects of the standard or make the new required lease disclosures for the periods before the date of adoption (i.e., January 1, 2019). The Company elected the package of practical expedients which allows the Company not to reassess (1) whether existing or expired contracts, as of the adoption date, contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition. The Company also elected the practical expedient to not separate lease and non-lease components for its facility leases, and to not recognize ROU assets and liabilities for short-term leases.

In March 2018, the FASB issued ASU 2018-05, Income Taxes Topic (740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 ("ASU 2018-05") to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts And Jobs Act. As of December 31, 2018, the Company’s accounting for the Tax Act is complete and the Company did not have any significant adjustments to the provisional amounts recorded as of December 31, 2017. The Company recognizes that the IRS is continuing to publish and finalize ongoing guidance with respect to the Tax Act, which may modify accounting interpretation for the Tax Act. The Company would look to account for these impacts in the period of such change is enacted.

Recent Accounting Pronouncements Not Yet Effective

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurements, which expands the disclosure requirements for Level 3 fair value measurements and expands disclosures for entities that calculate net assets value. This amendment is applicable to all public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Company expects to adopt this update effective fiscal first quarter of 2020. The adoption of this amendment is not expected to have a material impact on the Company’s financial statements or disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract , which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This amendment is applicable to all public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Company will early adopt this guidance in 2020 and does not expect implementation of this amendment to have a material impact on its financial statements or disclosures.

In June 2016, the FASB released ASU 2016-13, “Financial Instruments – Credit Losses.” The amendment revises the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in more timely recognition of losses on financial instruments, including but not limited to available-for-sale debt securities and accounts receivable.  ASU 2016-03 is effective for fiscal years for public business entities beginning after December 15, 2019. The Company is currently in the process of evaluating the impact of adoption on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles for income taxes. This amendment is applicable to all public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of adoption on its financial statements.

F-15

NOTE 2: Fair Value Measurement

The Company determines the fair market values of its financial instruments based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The following are three levels of inputs that may be used to measure fair value:

·	Level 1 – Quoted prices in active markets for identical assets or liabilities. The Company considers a market to be active when transactions for the asset occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

·	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

·	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The valuation of Level 3 investments requires the use of significant management judgments or estimation.

In certain cases where there is limited activity or less transparency around inputs to valuation, securities are classified as Level 3. Level 3 liabilities that are measured at fair value on a recurring basis consist of the convertible preferred stock warrant liabilities. The inputs used in estimating the fair value of the warrant liabilities are described in Note 4 -- Capital Stock and Warrants.

The following tables summarize, for each category of assets or liabilities carried at fair value, the respective fair value as of December 31, 2019 and 2018 and the classification by level of input within the fair value hierarchy:

	Total	Level 1	Level 2	Level 3
December 31, 2019
Assets
Cash equivalents:
Money market funds	$609,037	$609,037	$-	$-
Liabilities
Warrant liability – Series B Preferred Stock	$18,133	$-	$-	$18,133
Warrant liability – Series m-1 Preferred Stock	$43,212	$-	$-	$43,212
Warrant liability – Series m-3 Preferred Stock	$196,236	$-	$-	$196,236
Warrant liability – Series s Preferred Stock	$1,988,898	$-	$-	$1,988,898

	Total	Level 1	Level 2	Level 3
December 31, 2018
Assets
Cash equivalents:
Money market funds	$601,465	$601,465	$-	$-
Liabilities
Warrant liability – Series B Preferred Stock	$39,899	$-	$-	$39,899
Warrant liability – Series m-1 Preferred Stock	$133,481	$-	$-	$133,481
Warrant liability – Series m-3 Preferred Stock	$111,468	$-	$-	$111,468

During the years ended December 31, 2019 and 2018, there were no transfers between Level 1, Level 2, or Level 3 assets or liabilities reported at fair value on a recurring basis and the valuation techniques used did not change compared to the Company’s established practice.

F-16

NOTE 2: Fair Value Measurement (Continue)

The following table sets forth a summary of the changes in the fair value of Company’s Level 3 financial liabilities during the year ended December 31, 2019, which were measured at fair value on a recurring basis:

Warrant Liability
Balance at December 31, 2018	$284,848
Initial fair value of Series s Preferred Stock warrants	2,246,382
Revaluation of Series B, m-1, m-3 and s Preferred Stock warrants	(284,751)
Balance at December 31, 2019	$2,246,479

NOTE 3:  Debt Obligations

Term Loan Agreement

In May 2018, the Company entered into a term loan agreement which allowed for individual term loans to be drawn in amounts totaling up to $3,500,000 until January 10, 2019 (the “Loan Agreement”). Each individual term loan called for 18 equal monthly payments of principal plus accrued interest which would fully amortize the term loan. Outstanding borrowings under the term loan agreement bear interest at 1.75% above the prime rate per annum. Only one individual term loan in the amount of $425,000 was drawn by the Company in May 2018. The loan was fully repaid in February 2019.

A warrant for 77,413 shares of Common B Stock was also issued to the lender in conjunction with the Loan Agreement and remains outstanding as of December 31, 2019.

Financing Arrangement

On February 28, 2019 the Company entered into a financing arrangement with Farnam Street Financial (“Farnam”) for $3,000,000 (“Financing Arrangement”). Under the Financing Arrangement, the Company collateralized fifty (50) ADMs and has an initial repayment period of two years for a monthly payment of $121,129 per month plus tax and an option to purchase these ADMs back for $1,350,000 plus tax or, at the end of the two year period (March 2021) the Company can elect to extend the repayment period for an additional year at a monthly payment of $66,621 per month plus tax with a final payment of $600,000 plus tax at the end of the additional year. The Financing Arrangement was subsequently amended to defer certain monthly payments due in 2020 – see Note 10 – Subsequent Events. The effective interest rate under the two and three-year repayment periods is 35% and 31%, respectively. The Company accounts for this Financing Arrangement with Farnam by accreting the financing amount using effective interest rate and assuming repurchase option taking place in March 2021. Interest expense on the Farnam Financing Arrangement during the year ended December 31, 2019 was $688,378 and outstanding balance was $2,351,981.

F-17

NOTE 3:  Debt Obligations (Continue)

Convertible Note Financing

On April 30, 2019 the Company signed a Note and Warrant Purchase Agreement under the form of which the Company can issue up to $15,000,000 of convertible promissory notes and warrants to purchase up to 3,000,000 shares of Series S Preferred Stock (20% warrant coverage) (the “Convertible Note Financing”). Pursuant to the terms of the Convertible Note Financing, the Company became obligated, to the same group of Convertible Note Financing investors, to exchange their outstanding shares of Series m-3 Preferred Stock for the newly authorized shares of Series m-4 Preferred stock upon the closing of at least $1,000,000 in aggregate principal amount of convertible promissory notes under the Convertible Note Financing. Warrants to purchase shares of Series S Preferred Stock of the Company were also issued to investors who invested in the Convertible Note Financing. The warrants to purchase shares of Series S Preferred Stock have an exercise price of $4.50 per share and expire on the earlier of December 31, 2021 or 18 months after the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act. The convertible promissory notes have a maturity date of January 1, 2022, provide for payment of accrued interest at a rate of 12% per annum upon the maturity date, are generally the most senior company security (subject to limited subordination carve-outs) and provide for significant discounts upon a qualified financing or an initial public offering, and for a premium upon a change of control. As of December 31, 2019, the Company had issued convertible notes in the aggregate principal amount of $2,685,000 and on January 8, 2020 issued an additional $1,072,250 of convertible notes (see Note 10 – Subsequent Events) for which $972,250 was received in cash by the Company prior to December 31, 2019. Interest expense on the Convertible Note Financing during the year ended December 31, 2019 was $132,934. Warrants for the purchase of 537,000 and 194,450 shares of Series S Preferred Stock were also issued and accrued for, respectively, to the holder of the convertible notes and were recorded as a reduction to the convertible notes balance as a debt issuance cost and is being amortized to interest expense over the term of the loan (see Note 4 – Capital Stock and Warrants) using the effective interest method. As of December 31, 2019, total Convertible Notes receipts of $3,657,250 (inclusive of $972,250 received prior to December 31, 2019 which is presented together within the convertible notes outstanding balance as there was a constructive obligation to issue them as of December 31, 2019) were offset by $1,947,620 of Convertible Note financing issuance costs related to Series S Preferred Stock warrants.

On December 9, 2019, the Company entered into Financing Arrangement (“December 2019 Financing Arrangement”) to receive $250,000 to be repaid in 63 equal payments of $4,599 per business day over approximately three months. Annual effective interest rate of this December 2019 Financing Arrangement was 37%.

The amortized carrying amount of our debt obligations consists of the following:
	December 31,
	2019	2018
Farnam arrangement	$2,351,981	$-
Convertible notes, net of fees and discount	1,746,696	-
Loan	198,413
Capital lease obligation	-	4,153
Total debt	4,297,340	198,352
Less: current portion of debt obligations	(1,034,423)	(198,352)
Non-current portion of debt obligations	$3,262,917	$-

NOTE 4: Capital Stock and Warrants

In May 2019, the Company amended and restated its Certificate of Incorporation. As of June 30, 2019, the Company was authorized to issue three classes of $0.001 par value stock consisting of Class A common stock (“Class A Common Stock”), Class B common stock (“Class B Common Stock”) and Preferred Stock totaling 187,405,324 shares. The total number of shares the Company has the authority to issue under each class consists of common stock designated as 114,000,000 shares of Class A Common Stock and 30,000,000 shares of Class B Common Stock, 43,405,324 shares of $0.001 par value Preferred Stock, with Preferred Stock designated as 8,936,015 shares of Series A Preferred Stock (“Series A Preferred Stock”), 4,707,501 shares of Series B Preferred Stock (“Series B Preferred Stock”), 6,666,666 shares of Series m Preferred Stock (“Series m Preferred Stock”), 333,334 shares of Series m-1 Preferred Stock (“Series m-1 Preferred Stock”), 1,660,756 shares of Series m-2 Preferred Stock (“Series m-2 Preferred Stock”), 3,490,658 shares of Series m-3 Preferred Stock (“Series m-3 Preferred Stock”), 13,108,333 shares of Series S Preferred Stock (“Series S Preferred Stock”) and 4,502,061 shares of Series m-4 Preferred Stock (“Series m-4 Preferred Stock”).

Preferred Stock

Other than a change of control or in a liquidation, dissolution or winding up of the Company whether voluntary or involuntary or upon the occurrence of a deemed liquidation event, the preferred stock is non-redeemable. As a result of the liquidation preference, the preferred stock was not classified as part of stockholders’ deficit in the accompanying balance sheets in accordance with ASC 480-10-S99, SEC Materials. The Company has excluded all series of preferred stock from being presented within stockholders’ deficit in the accompanying balance sheets due to the nature of the liquidation preferences.

Effective December 23, 2016, the Company was qualified by the SEC to offer up to 6,666,666 shares of Series m Preferred Stock to accredited and non-accredited investors in an offering pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). The offering commenced in January 2017 for up to $20 million of the Company’s Series m Preferred Stock pursuant to Regulation A at a price of $3.00 per share and closed at the end of 2017. The Company received net proceeds of approximately $18.2 million from the sale of its Series m Preferred Stock through the Regulation A offering as well as from private placement transactions through December 31, 2017. The Company entered into Series m-3 Preferred Stock Purchase Agreements with certain purchasers pursuant to which the Company issued and sold directly to the purchasers an aggregate of 1,038,571 and 410,972 shares of the Company’s Series m-3 Preferred Stock in December 2017 and year ended 2018, respectively, par value $0.001 per share, at a price of $3.50 per share. The Company received net proceeds of approximately $3.6 million and $1.4 million in December 2017 and the year ended 2018, respectively.

F-18

NOTE 4: Capital Stock and Warrants (Continue)

In January and February 2018, the Company converted 1,327,423 shares of Series m Preferred Stock into shares of Series m-2 Preferred Stock at a 1:1 conversion ratio. In January 2018, the Company issued 333,333 shares of Series m-2 Preferred Stock, par value $0.001 per share, at a price of $3.00 per share.

On July 11, 2018, the Company commenced an offering of up to $50 million of its Series S Preferred Stock pursuant to Regulation D and Regulation S to raise additional capital for operations (the “Regulation D Offering”). The Company is offering to sell up to 6,250,000 shares of Series S Preferred Stock, which are convertible into shares of Class A Common Stock, at a price of $8.00 per share. Consistent with prior financings by the Company, the Regulation D Offering has been conducted with rolling closes, and such closes may continue for another 6 to 15 months. As of December 31, 2019, the Company has raised approximately $3.8 million through the Regulation D Offering, of which $1.0 million was received during year ended December 31, 2019. Issuance costs related to Regulation D Offering were $0.3 million as of December 31, 2019.

On May 21, 2019 the Company filed an offering statement in connection with a proposed offering of up to $50 million of its Series S Preferred Stock pursuant to Regulation A of the Securities Act, to raise additional capital for operations (the “2019 Regulation A Offering”). The offering statement was qualified by the Securities and Exchange Commission on July 22, 2019 and the Company commenced the 2019 Regulation A Offering shortly thereafter. Consistent with prior financings by the Company, the 2019 Regulation A Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering. For clarity, the 2019 Regulation A Offering is being conducted simultaneously with the Regulation D Offering for aggregate proceeds of $50 million. As of December 31, 2019, the Company has raised $2.5 million from this Regulation A offering, offset by $0.2 million issuance costs.

In June 2019, the Company issued to the same group of Convertible Note Financing investors, 1,432,786 shares of its Series m-4 Preferred Stock in exchange for 1,432,786 shares of its shares of Series m-3 Preferred Stock. The Series m-4 Preferred Stock has a senior liquidation preference to all other Preferred Stock and Common Stock of the Company, has an accruing payment in kind dividend of 12%, in the form of m-4 Preferred shares, and has certain other preferential rights, including voting rights. Due to higher seniority and different terms of Series m-4 Preferred Stock compared to Series m-3 Preferred Stock, this exchange resulted in an increase in fair value of Series m-4 Preferred Stock exchanged from Series m-3 Preferred Stock of $900,002 that was recorded as interest expense on the exchange date.

All classes of preferred stock have a par value of $0.001 per share.

The following tables summarize convertible preferred stock authorized and issued and outstanding as of December 31, 2019:

		Shares	Proceeds Net	Aggregate
December 31, 2019	Shares	Issued and	of Issuance	Liquidation
	Authorized	Outstanding	Costs	Preference

Series A Preferred Stock	8,936,015	8,936,015	$5,219,778	$7,981,649
Series B Preferred Stock	4,707,501	4,653,583	9,441,770	9,493,775
Series m Preferred Stock	6,666,666	5,339,215	18,133,632	16,017,645
Series m-1 Preferred Stock	333,334	-	-	-
Series m-2 Preferred Stock	1,660,756	1,660,756	999,999	4,982,268
Series m-3 Preferred Stock	3,490,658	16,757	58,650	58,650
Series m-4 Preferred Stock	4,502,061	1,432,786	4,840,110	10,368,415
Series S Preferred Stock	13,108,333	781,870	5,604,450	6,254,960
	43,405,324	22,820,982	$44,298,389	$55,157,362

F-19

NOTE 4: Capital Stock and Warrants (Continue)

Conversion Rights

Each share of Series A Preferred Stock, Series B Preferred Stock and Series m-2 Preferred Stock (collectively known as “Super Voting Preferred Stock”) is convertible at the option of the holder at any time after the date of issuance of those shares into fully paid non-assessable shares of Class B Common Stock at the then-applicable conversion rate. Each share of Series m, Series m-1, Series m-3, Series m-4 and Series S Preferred Stock (collectively known as “Ordinary Preferred Stock”) is convertible at the option of the holder at any time after the date of issuance of such shares into fully paid non-assessable shares of Class A Common Stock at the then-applicable conversion rate. Both Super Voting Preferred Stock and Ordinary Preferred Stock will be automatically converted into fully paid non-assessable shares of Class A Common Stock (i) immediately prior to an IPO, or (ii) upon receipt by the Company of a written request for such conversion from the holders of a majority of the preferred stock then outstanding and voting as a single class on an as-converted basis other than the Series m-4 Preferred Stock then outstanding, or (iii) with respect to the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Series m-4 Preferred Stock then outstanding. The stock will convert in the same manner as a voluntary conversion.

Voting Rights

Super Voting Preferred stockholders vote on an as converted to Class B Common Stock basis and Class B Common Stock are entitled to ten votes for each share of Class B Common Stock held. Ordinary Preferred stockholders are entitled to one vote for each share of Class A Common Stock held. Class A and Class B Common stockholders vote together as one class on all matters. The holders of the preferred stock, the Class A Common Stock and Class B Common Stock vote together and not as separate classes.

Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of common stock.

William Santana Li, the Chief Executive Officer and sole director of the Company, holds the Voting Proxy to vote substantially all of the shares of the Company’s Series m-4 Preferred Stock, and the stock issued upon the conversion of warrants to purchase all of the shares of the Company’s Series m-3 Preferred Stock and upon the conversion of warrants to purchase shares of the Company’s Series S Preferred Stock, and the stock issuable upon conversion of the convertible promissory notes issued as part of the Convertible Note Financing, in each case to the extent that such shares are held by participants in the Convertible Note Financing.

Dividends Rights

In any calendar year, the holders of outstanding shares of Preferred Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the dividend rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Common Stock of the Company in such calendar year. Except the PIK dividends described below, the right to receive dividends on shares of Preferred Stock is not cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

Holders of Series m-4 Preferred Stock are entitled to receive cumulative dividends payable semi-annually in arrears with respect to each dividend period ending on and including the last calendar day of each six-month period ending March 31 and September 30, respectively at an annual rate of $0.42 per share in the form of Series m-4 Preferred Stock (“PIK Dividends).

The Company has no obligation to pay any dividends other than the PIK Dividends to the holders of Series m-4 Preferred Stock, except when, as and if declared by the Board of Directors out of any assets at the time legally available therefor or as otherwise specifically provided in its amended and restated certificate of incorporation. No distribution will be made with respect to the other series of Preferred Stock or Common Stock until all declared or accrued but unpaid dividends on the Series m-4 Preferred Stock have been paid or set aside for payment to the Series m-4 Preferred Stockholders.

No distributions shall be made with respect to the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-2 Preferred Stock, Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series S Preferred Stock have been declared in accordance with the preferences stated in the amended and restated

certificate of incorporation and all declared dividends on the Series S Preferred Stock have been paid or set aside for payment to the Series S Preferred Stockholders.

No distributions shall be made with respect to the Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock have been paid or set aside for payment to the Series B Preferred Stockholders, the Series m Preferred Stockholders, the Series m-1 Preferred Stockholders and the Series m-2 Preferred Stockholders, as applicable.

No distributions shall be made with respect to the Series m-3 Preferred Stock unless dividends on the Series A Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series A Preferred Stock have been paid or set aside for payment to the Series A Preferred Stockholders.

F-20

NOTE 4: Capital Stock and Warrants (Continue)

No distributions shall be made with respect to the Common Stock unless dividends on the Series m-3 Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series m-3 Preferred Stock have been paid or set aside for payment to the Series m-3 Preferred Stockholders.

The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Right to receive Liquidation Distributions

In the event of any Liquidation Event, as defined in the Company’s amended and restated certificate of incorporation (which includes the liquidation, dissolution, merger, acquisition or winding up of the Company), the holders of the Series m-4 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the other series of Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series m-4 Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series m-4 Preferred Stock, and (ii) all accrued but unpaid PIK Dividends (if any) on such share of Series m-4 Preferred Stock, whether or not declared, or (B) the consideration that such Holder would receive in the Liquidation Event if all shares of Series m-4 Preferred Stock were converted to Class A Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series m-4 Preferred Stock, where for purposes of (B) such Holder is deemed to hold, in addition to each of its shares of Series m-4 Preferred Stock, any additional shares of Series m-4 Preferred Stock that constitute all accrued but unpaid PIK Dividends, whether or not declared. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series m-4 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series m-4 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive. The Series m-4 Preferred Stock has a $7 per share liquidation preference, which is 2x its original issue price.

The holders of the Series S Preferred Stock are entitled to receive, after distributions to Series m-4 Preferred stockholders and prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock, Series m-2 Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series S Preferred Stock held by them equal to the greater of (A): the sum of (i) $8.00 per share of Series S Preferred Stock, and (ii) all declared but unpaid dividends (if any) on such share of Series S Preferred Stock, or (B) the amount such Holder would receive if all shares of Series S Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series S Preferred Stock. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series S Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series S Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock shall be entitled to receive, after distributions to Series m-4 and Series S Preferred stockholders and prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock held by them equal to the greater of (A): the sum of (i) $2.0401 per share of Series B Preferred Stock, $3.00 per share of Series m Preferred Stock, $3.00 per share of Series m-1 Preferred Stock or $3.00 per share of Series m-2 Preferred Stock, as applicable, and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, or (B) the amount such Holder would receive if all shares of the applicable series of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock and Series m-2 Preferred Stock, voting together as a single class. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

F-21

NOTE 4: Capital Stock and Warrants (Continue)

The holders of Series A Preferred Stock are entitled to receive, after distributions to Series m-4, Series S, Series B, Series m, Series m-1 and Series m-2 Preferred Stock and prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock or Series m-3 Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the greater of: (A) the sum of (i) $0.8932 per share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock, or (B) the amount such Holder would receive if all shares of Series A Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of Series m-3 Preferred Stock are entitled to receive, after distributions to Series m-4, Series S, Series B, Series m, Series m-1 and Series m-2, and Series A Preferred Stock and prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Series m-3 Preferred Stock held by them equal to the greater of (A): the sum of (i) the $3.50 per share of Series m-3 Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series m-3 Preferred Stock, or (B) the amount such Holder would receive if all shares of Series m-3 Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series m-3 Preferred Stock. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series m-3 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series m-3 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After payment of all liquidation preferences to the holders of the Preferred Stock, as outlined below, all remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the common stock, without any participation in such liquidation by the Preferred Stock. Our amended and restated certificate of incorporation explicitly requires that before any shares of Preferred Stock are converted into common stock, the relevant holder’s right to liquidation preference be surrendered, in order to prevent treatment of shares as both Preferred Stock and common stock for the purpose of distributions of assets upon a Liquidation Event.

Preemptive Rights

The Company has granted one investor in its Series m Preferred Stock financing the right to invest up to their pro rata share on a fully-diluted basis in the offerings of securities of the Company. The combined pro-rata rights of such stockholder immediately prior to the filing of the Offering Statement is less than 1% of the fully-diluted capitalization of the Company.

F-22

NOTE 4: Capital Stock and Warrants (Continue)

Common Stock

Each share of Class B Common Stock is convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder at any time. Each share of Class B Common Stock will automatically convert into one fully paid and non-assessable share of Class A Common Stock upon the sale, assignment, transfer or disposition of the share or any interest in the share.

Warrants

On January 16, 2018, March 16, 2018, and June 20, 2018, the Company issued warrants in connection with the Company’s Series m-3 financing to purchase an aggregate of 410,972 shares of the Company’s Series m-3 Preferred Stock. The warrants have an exercise price of $4.00 per share and expire on the earlier of: a) two years from the date of the warrant; b) the acquisition of the Company by another entity by means of any transaction or series of transactions to which the Company is a party or sale, lease or disposition of all or substantially all of the assets of the Company, or c) immediately prior to the closing of an initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offering and sale of the Company’s common stock. The warrants issued qualify as liability instruments as the warrants are exercisable into Series m-3 Preferred Stock which are redeemable upon a change of control or any liquidation or winding up of the Company whether voluntary or involuntary. The warrants have been classified as a noncurrent liability on the Company's balance sheets and were recorded as a component of the issuance costs related to the Series m-3 Preferred Stock. The Series m-3 warrant is valued at market at the end of every reporting period until the warrant is exercised or expires with the change in fair value being recorded in other income/(expense) on the Company’s statements of operations.

In connection with the Loan Agreement entered into in May 2018 (see Note 3 – Debt Obligations), the Company issued a warrant to purchase 77,413 shares of Class B Common Stock. The warrant has an exercise price of $1.26 per share and expires on the earlier of ten years from the date of the warrant and is subject to automatic conversion if the fair value of the Company’s stock exceeds the exercise price as of the expiration date. The Company determined the fair value of this warrant using the Black-Scholes option pricing model. The fair-value of the Series B warrant of $79,645 was recorded as a discount to the underlying loan at the execution date of the Loan Agreement resulting in the recognition of interest expense in the amount of $35,736 during the year ended December 31, 2018.

On April 30, 2019 the Company signed a Note and Warrant Purchase Agreement under the form of which the Company can issue up to $15,000,000 of convertible promissory notes and warrants to purchase up to 3,000,000 shares of Series S Preferred Stock (20% warrant coverage) (the “Convertible Note Financing”). Pursuant to the terms of the Convertible Note Financing, the Company became obligated to exchange its outstanding shares of Series m-3 Preferred Stock for the newly authorized shares of Series m-4 Preferred stock upon the closing of at least $1,000,000 in aggregate principal amount of convertible promissory notes under the Convertible Note Financing. Warrants to purchase shares of Series S Preferred Stock of the Company were also issued to investors who invested in the Convertible Note Financing. The warrants to purchase shares of Series S Preferred Stock have an exercise price of $4.50 per share and expire on the earlier of December 31, 2021 or 18 months after the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act. As of December 31, 2019, the Company had issued and accrued warrants to purchase up to 537,000 and 194,450 shares of Series S Preferred Stock, respectively. These warrants issued qualify as liability instruments as the warrants are exercisable into Series S Preferred Stock which are redeemable upon a change of control or any liquidation or winding up of the Company whether voluntary or involuntary. The warrants have been classified as a noncurrent liability on the Company's balance sheets and were recorded as a component of the issuance costs related to Convertible Note. The Series S warrant is valued at market at the end of every reporting period until the warrant is exercised or expires with the change in fair value being recorded in other income/(expense) on the Company’s statements of operations.

F-23

NOTE 4: Capital Stock and Warrants (Continue)

Pursuant to the terms of the Convertible Note Financing, the Company became obligated to exchange certain of its outstanding shares of Series m-3 Preferred Stock for the newly authorized shares of Series m-4 Preferred Stock. On June 10, 2019, the Company issued 1,432,786 shares of its Series m-4 Preferred Stock in exchange for 1,432,786 shares of its shares of Series m-3 Preferred Stock.

On July 23, 2019, the Company issued a warrant to purchase 1,500,000 shares of its Series S Preferred Stock, par value $0.001 per share (the “Warrant”), to Proud Productions LLC (“Proud”) pursuant to the terms of a Distribution Assignment and Warrant Purchase Agreement, dated as of July 22, 2019 (the “Purchase Agreement”). The Warrant is exercisable at $8.00 per share beginning July 24, 2021 and expiring on July 31, 2024. The Warrant was issued in connection with an upcoming television series to be produced by Proud featuring the Company’s products (the “Series”). Discussions have also involved other potential revenue streams and opportunities relating to the Series.

A summary of the Company’s outstanding warrants as of December 31, 2019 is as follows:

Number of warrants	Class of shares	Exercise price	Expiration date
44,500	Common B	$0.2500	April 10, 2025
77,413	Common B	$1.2600	May 23, 2028
53,918	Series B Preferred Stock	$2.0401	November 7, 2026
266,961	Series m-1Preferred Stock	$3.0000	December 23, 2021
1,432,786	Series m-3 Preferred Stock	$4.0000	December 31, 2021
16,757	Series m-3 Preferred Stock	$4.0000	June 1, 2020
537,000	Series S Preferred Stock	$4.5000	December 31, 2021
1,500,000	Series S Preferred Stock	$8.0000	July 31, 2024

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance relate to outstanding preferred stock, warrants and stock options as follows:

December 31, 2019
Series A Preferred Stock	8,936,015
Series B Preferred Stock	4,653,583
Series m Preferred Stock	5,339,215
Series m-2 Preferred Stock	1,660,756
Series m-3 Preferred Stock	16,757
Series m-4 Preferred Stock	1,432,786
Series S Preferred Stock	781,870
Stock options to purchase common stock	4,270,248
Warrants outstanding for future issuance of
convertible preferred stock and common stock	3,929,335
Stock options available for future issuance	4,759,566

Total shares of common stock reserved	35,780,131

F-24

NOTE 5: Share-Based Compensation

Equity Incentive Plans

In April 2014, the Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”) allowing for the issuance of up to 2,000,000 shares of common stock through grants of options, stock appreciation rights, restricted stock or restricted stock units. In December 2016, the 2014 Plan was terminated, and the Company’s Board of Directors adopted a new equity incentive plan defined as the 2016 Equity Incentive Plan (the “2016 Plan”) in which the remaining 1,936,014 shares available for issuance under the 2014 Plan at that time were transferred to the Company’s 2016 Plan. Awards outstanding under the 2014 Plan at the time of the 2014 Plan’s termination will continue to be governed by their existing terms. The shares underlying any awards that are forfeited, canceled, repurchased or are otherwise terminated by the Company under the 2014 Plan will be added back to the shares of common stock available for issuance under the Company’s 2016 Plan. The 2016 Plan provides for the granting of stock awards such as incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock or restricted stock units to employees, directors and outside consultants as determined by the Board of Directors. Upon the termination of the 2014 Plan, all shares granted revert to the 2016 Plan. As of December 31, 2018, 4,861,890 shares were available for future grants under the 2016 Plan.

The Board may grant stock options under the 2016 Plan at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of grant and generally have a term of ten years. Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all of the Company’s classes of stock, are granted at an exercise price of not less than 110% of the fair market value of the Company’s common stock. The maximum term of incentive stock options granted to employees who, on the date of grant, own stock having more than 10% of the voting power of all the Company’s classes of stock, may not exceed five years. The Board of Directors also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Options granted under the 2016 Plan may vest upon the passage of time, generally four years, or upon the attainment of certain performance criteria established by the Board of Directors. The Company may from time to time grant options to purchase common stock to nonemployees for advisory and consulting services. At each measurement date, the Company will remeasure the fair value of these stock options using the Black-Scholes option pricing model and recognize the expense ratably over the vesting period of each stock option award. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception.

Stock option activity under all of the Company’s equity incentive plans as of December 31, 2019 is as follows:

	Shares Available for Grant	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2017	2,288,931	2,340,883	$0.378	6.88
Authorized	4,400,000	-	-
Granted	(2,096,000)	2,096,000	1.260
Forfeited	268,959	(268,959)	1.000
Outstanding at December 31, 2018	4,861,890	4,167,924	0.780	6.61
Granted	(4,308,500)	4,308,500	1.208
Forfeited	4,206,176	(4,206,176)	0.942
Outstanding at December 31, 2019	4,759,566	4,270,248	$1.054	7.92	$178,469

Vested and exercisable at December 31, 2019		1,650,463	$0.850	5.75

F-25

NOTE 5: Share-Based Compensation (Continue)

The weighted average grant date fair value of options granted during the year ended December 31, 2019 was $0.36 per share. There were no option exercises during the year ended December 31, 2019 and 2018. The fair value of the shares subject to stock options that were vested at December 31, 2019 and 2018 was $582,369 and $507,842, respectively.

As of December 31, 2019, the Company had unamortized stock-based compensation expense of $1,002,318 that will be recognized over the average remaining vesting term of options of 3.20 years.

The assumptions utilized for option grants during the years ended December 31, 2019 and 2018 are as follows:

	December 31,
	2019	2018
Risk-free interest rate	1.67-2.3%	2.79-2.86%
Expected dividend yield	-%	-%
Expected volatility	49.13%	48.27%
Expected term (in years)	6	6

A summary of stock-based compensation expense recognized in the Company’s statements of operations is as follows:

	Year ended December 31,
	2019	2018

Cost of services	$36,809	$34,184
Research and development	241,968	215,061
Sales and marketing	48,194	25,501
General and administrative	93,786	63,769
Total	$420,757	$338,515

NOTE 6: Employee Benefit Plan

The Company administers a 401(K) retirement plan (the “401(K) Plan”) in which all employees are eligible to participate. Each eligible employee may elect to contribute to the 401(K) Plan. During the years ended December 31, 2019 and 2018, the Company has made no matching contributions.

NOTE 7:  Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
	2019	2018
Current:
Federal	$-	$-
State	800	800
Total	800	800

Deferred:
Federal	-	-
State	-	-
	-	-
Total provision for income taxes	$800	$800

F-26

NOTE 7:  Income Taxes (Continue)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$12,415,244	$9,769,961
Research and development credit carryforwards	995,234	725,739
Accruals and other	235,127	158,714
Right of use asset	580,498	-
Amortization	52,255	46,033
Total deferred tax assets	14,278,328	10,700,447
Valuation allowance	(13,662,784)	(10,612,948)
Deferred tax assets After Valuation Allowance	615,544	87,500

Lease Liability
Depreciation	(35,046)	(87,500)
Lease liability	(580,498)
Total deferred tax liabilities	(615,544)	(87,500)

The Company considers all available evidence, both positive and negative, including historical levels of taxable income, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. At December 31, 2019 and 2018, based on the Company’s analysis of all available evidence, both positive and negative, it was considered more likely than not that the Company’s deferred tax assets would not be realized and, as a result, the Company recorded a full valuation allowance for its deferred tax assets. The valuation allowance increased $3,049,836 and $3,938,620 during the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, the Company had U.S. federal net operating loss carryforwards amounts of approximately $46,900,000 of which $23,300,000 begin to expire in 2033 and $23,600,000 can be carried over indefinitely. As of December 31, 2019, the Company had federal research and development tax credits of approximately $452,000 which begin to expire in 2033.

As of December 31, 2019, the Company had state net operating loss carryforwards amounts of approximately $38,200,000 which begin to expire in 2023. As of December 31, 2019, the Company had state research and development tax credits of approximately $915,000 which do not expire.

Utilization of the federal and state net operating loss and federal and state research and development tax credit carryforwards may be subject to annual limitations due to the ownership percentage change provisions of the Internal Revenue Code Section 382 and similar state provisions. The annual limitations may result in the inability to fully offset future annual taxable income and could result in the expiration of the net operating loss carry forwards before utilization.

The Company’s unrecognized tax benefits at December 31, 2019 relate entirely to research and development credits. The total amount of unrecognized tax benefits at December 31, 2019 is $208,642. If recognized, none of the unrecognized tax benefits would impact the effective tax rate because of the valuation allowance. The Company’s policy is to recognize interest and penalties to income taxes as components of interest expense and other expense, respectively. The Company did not accrue interest or penalties related to unrecognized tax benefits as of December 31, 2019. The Company does not anticipate any significant change within twelve months of this reporting date.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Due to the Company’s net operating loss carryforwards, all tax years since inception remain subject to examination by federal and California tax authorities. The Company is not currently under audit in any major tax jurisdiction.

F-27

NOTE 8: Related parties and related party transactions

One of the Company’s vendors, Konica Minolta, Inc. (“Konica Minolta”), is a stockholder of the Company. Konica Minolta provides the Company with repair services to its ADMs. The Company has paid to Konica Minolta $332,146 and $519,944 in service fees for the years ended December 31, 2019 and 2018, respectively. The Company had payables of $22,347 and $44,638 owed to Konica Minolta as of December 31, 2019 and 2018, respectively.

NOTE 9: Commitments and contingencies

Leases

The Company leases facilities for office space under non-cancelable operating lease agreements. The Company leases space for its corporate headquarters in Mountain View, California through August 2023.

The following are the future minimum lease obligations on the Company’s lease agreements as of December 31, 2019:

December 31,	Lease Obligations
2020	717,640
2021	733,600
2022	749,560
2023	506,800
$2,707,600

Rent expense totaled $772,239 and $721,874 for the years ended December 31, 2019 and 2018, respectively, included in the Company’s statements of operations. Rent expenses for the year ended December 31, 2018 included $112,017 rent expenses related to the Company’s New York showroom.

Legal Matters

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business, however no such claims have been identified as of December 31, 2019 that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company from time to time enters into contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) arrangements with customers which generally include certain provisions for indemnifying customers against liabilities if the services infringe a third party’s intellectual property rights, (ii) the Regulation A Issuer Agreement where the Company may be required to indemnify the placement agent for any loss, damage, expense or liability incurred by the other party in any claim arising out of a material breach (or alleged breach) as a result of any potential violation of any law or regulation, or any third party claim arising out of any investment or potential investment in the offering, and (iii) agreements with the Company’s officers and directors, under which the Company may be required to indemnify such persons from certain liabilities arising out of such persons’ relationships with the Company. The Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the financial statements at December 31, 2019 and 2018.

F-28

NOTE 9: Commitments and contingencies (Continue)

Sales Tax Contingencies

The Company has historically not collected state sales tax on the sale of its Machine-as-a-Service (“MaaS”) product offering but has paid sales tax and use tax on all purchases of raw materials and in conjunction with the Financing Arrangement of the Company’s ADMs with Farnam. The Company’s MaaS product offering may be subject to sales tax in certain jurisdictions. If a taxing authority were to successfully assert that the Company has not properly collected sales or other transaction taxes, or if sales or other transaction tax laws or the interpretation thereof were to change, and the Company was unable to enforce the terms of their contracts with customers that give the right to reimbursement for the assessed sales taxes, tax liabilities in amounts that could be material may be incurred. Based on the Company’s assessment, the Company has recorded a sales tax liability of $313,406 and $206,766 at December 31, 2019 and 2018, respectively, which has been included on other current liabilities on the accompanying balance sheets. The Company continues to analyze possible sales tax exposure, but does not currently believe that any individual claim or aggregate claims that might arise will ultimately have a material effect on its results of operations, financial position or cash flows.

NOTE 10: Subsequent Events

Management has evaluated subsequent events through May 12, 2020, the date the financial statements were available to be issued.

On January 8, 2020 the Company issued additional convertible notes in the principal amount of $1,072,250 (of which $972,250 of funding was received prior to December 31, 2019) and warrants to purchase up to 214,450 shares of Series S Preferred Stock under the Convertible Note Financing. The Company had a constructive obligation to issue 194,450 Series S Preferred Stock warrants in connection with the funding that was received prior to when the actual convertible notes and warrants were issued, and therefore these warrants were accounted for as a liability at their fair value of $515,293 and presented as a debt issuance cost together with this committed funding amount of $972,250 as of December 31, 2019.

As of December 31, 2019, there were reported cases of a virus (“COVID-19”) that was limited to one region of the world. In January 2020, the World Health Organization (“WHO”) declared COVID-19 a Public Health Emergency of International Concern and in March 2020, declared it a pandemic. The global spread of COVID-19 has created significant worldwide operational and economic volatility, uncertainty, and disruption. The extent to which COVID-19 will impact the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on the Company’s customers and its sales cycles, and impact on the Company’s employees, all of which is highly uncertain, rapidly changing, and cannot be accurately predicted.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, modifies the limitations on a company’s use of net operating losses and accelerates the ability of companies to recover AMT credits. The Company is currently evaluating the impact of the CARES Act, but at present, since the Company has historically been in a loss position, it does not expect a material benefit beyond the loan assistance.

In April 2020, the Company applied for loan assistance via the Paycheck Protection Program (“PPP”) being administered under the Coronavirus Aid, Relief, and the CARES Act' by the Small Business Administration in response to the COVID-19 pandemic. On April 24, 2020, the Company received $822,851 in loan proceeds from the PPP (the “Loan”). The Loan bears interest rate of 1% and has a two-year repayment term where repayment period commences after six months deferral period. As of the date of this report, the amount received from the PPP that might convert into a grant has not been finalized yet. The funds received from the PPP loan will help cover payroll costs, utilities and rent during a portion of the COVID-19 pandemic.

On March 19, 2020, we entered into financing arrangement whereby we received $300,000 which is to be repaid over one hundred (100) equal payments of $4,080 payable each business day. The effective interest rate under this repayment period is 419%.

On April 24, 2020, the Company amended its Financing Arrangement with Farnam by deferring April and March 2020 payments due to Farnam to the end of the Financing Arrangement and thereby extending the initial term two months at a cost of forgoing the security deposit paid to Farnam of $242,120.

Since December 31, 2019, the Company has raised an additional $3.0 million from sale of its Series S Preferred Stock through its Regulation A offering.

NOTE 11: Event (unaudited) subsequent to date of independent auditor’s report.

Since May 12, 2020, the Company has raised an additional $5,800,000 from the sale of its Series S Preferred Stock through its Regulation A offering through to July 17, 2020.

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PART III

INDEX TO EXHIBITS

Exhibit Number	Description	Filed/ Furnished/ Incorporated by Reference from Form	Incorporated by Reference from Exhibit No.	Date Filed
1.1	Posting Agreement with StartEngine Primary LLC, dated June 11, 2020	Previously Filed
1.2	Credit Card Services Agreement with StartEngine Crowdfunding, Inc., dated June 11, 2020	Previously Filed
2.1	Amended and Restated Certificate of Incorporation	1-A/A	2.1	July 18, 2019
2.2	Bylaws	1-A/A	2.2	December 7, 2016
3.1	Note and Warrant Purchase Agreement	1-A/A	3.1	July 18, 2019
3.2	Convertible Promissory Note	1-A/A	3.2	July 18, 2019
3.3	Warrant to Purchase Series S Preferred Stock	1-A/A	3.3	July 18, 2019
3.4	Lease Agreement with Farnam Street Financial, Inc. dated February 8, 2019 (the “Farnam Agreement”)	1-A/A	3.4	July 18, 2019
3.5	Exhibits and Schedules to the Farnam Agreement	1-A/A	3.5	July 18, 2019
3.6	Form of Exchange Agreement for purchasers of Series m-4 Preferred Stock	1-A/A	3.6	July 18, 2019
3.7	Form of Voting Proxy	1-A/A	3.7	July 18, 2019
3.8	Distribution Assignment and Warrant Purchase Agreement with Proud Productions LLC, dated July 22, 2019	1-U	3.1	July 29, 2019
3.9	Warrant to Purchase Series S Preferred Stock with Proud Productions LLC, dated July 23, 2019	1-U	3.2	July 29, 2019
3.10	Amendment dated April 24, 2020 to Farnam Agreement	Previously Filed
4.1	Form of Subscription Agreement	Previously Filed
6.1	2014 Equity Incentive Plan	1-A/A	6.1	December 7, 2016
6.2	2016 Equity Incentive Plan	1-A/A	6.2	December 7, 2016
6.3	Loan and Security Agreement dated as of May 23, 2018, as amended	1-U	6.1	June 4, 2018
6.4	Lease Agreement dated April 1, 2017 between Terra Bella Partners LLC and the Company	1-SA	6.4	September 29, 2017
6.5	Lease Agreement dated January 14, 2018 between Terra Bella Partners LLC and the Company, as amended February 6, 2018	1-K	6.5	April 30, 2018
8.1	Form of Escrow Agreement	Previously Filed
11.1	Consent of Ernst & Young LLP	Filed
12.1	Opinion of CrowdCheck Law LLP	Filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on July 17, 2020.

Knightscope, Inc.

/s/ William Santana Li
By William Santana Li, Chief Executive Officer

Pursuant to the requirements of Regulation A, this Offering Statement has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ William Santana Li

By William Santana Li, as Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Sole Director

Date: July 17, 2020

III-2